UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Travel + Leisure Co.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TRAVEL+ LEISURE

Notice of Annual Meeting of Shareholders and Proxy Statement

2026

May 20, 2026 | 12:30 PM ET

Our Mission

WE PUT THE WORLD ON VACATION

Travel drives our company, our careers, and the lives of our customers. We recognize that vacations deliver some of life's best memories, and we are here to help customers make the most of this world.

Our Values

The execution of our strategy is firmly anchored by our culture – the foundation of the shared values, competencies, and spirit of our global team. Aligned with our vision to put the world on vacation, our values are the **HEART** of our company:

HOSPITALITY
Treating everyone like family

ENGAGEMENT
Delivering our purpose

ACCOUNTABILITY
Owning our impact

RESPECT
Considering others in every interaction

TEAMWORK
Succeeding together

2026 Letter to Shareholders	1

2026 LETTER TO SHAREHOLDERS
Dear Fellow Shareholders:
The Board of Directors is proud of Travel + Leisure Co. and the work its associates do every day to advance the company’s mission of putting the world on vacation. In 2025, we delivered outstanding operational and financial performance, showcasing our team's continuing ability to execute at the highest level.

We are pleased to present the Travel + Leisure Co. Proxy Statement and cordially invite you to our virtual 2026 Annual Meeting of Shareholders on May 20, 2026, at 12:30 P.M. Eastern Time.

Travel + Leisure Co. is a differentiated multi-brand leisure travel platform with a proven track record. At the center of our strategy is a clear focus on delivering exceptional vacation experiences for our owners and members. We have curated a portfolio of brands designed to reach a wide range of consumers and drive durable growth into the future. In 2025, Club Wyndham, Worldmark, Margaritaville Vacation Club, and Accor Vacation Club delivered solid growth, and we initiated sales at both Eddie Bauer Adventure Club and Sports Illustrated Resorts. We also announced five new resorts across our emerging brands and continued to invest in our digital road map, strengthening the foundation of the business and enhancing our owners’ experience.
One of the key features of our business model and capital allocation framework is that we are able to convert owner satisfaction into recurring demand, predictable cash flow and consistent capital returns. As of year-end 2025, since the spin-off of Wyndham Hotels & Resorts, Inc., we had cumulatively returned over $2.9 billion of capital to shareholders through dividends and share repurchases, reducing our share count by 37% and growing the quarterly dividend per share by more than 35%. In 2025 alone, we returned $449 million to shareholders through dividends and share repurchases. We repurchased $300 million of stock, reducing our share count by approximately 6%, and paid $149 million in dividends. Reflecting confidence in our performance, your Board of Directors also recently approved a $750 million increase to our share repurchase program and increased our dividend by 7% to $0.60 per share in the first quarter of 2026.
We are pleased that our reputation as an excellent employer and a trustworthy company has been recognized by leading publications. We were honored to be ranked among the Most Trustworthy Companies in America by Newsweek, America’s Best Large Employers by Forbes, World’s Best Companies by TIME, and World’s Most Admired Companies by Fortune.
Looking ahead, we are confident in the durability of our model. Supported by favorable long-term leisure travel trends, a compelling consumer value proposition, and an expanding platform, Travel + Leisure Co. is well positioned to deliver consistent, sustainable growth.
The Board of Directors and executive team alongside our 19,300 associates around the world are focused on making strong progress across our business as we put the world on vacation and deliver results for our shareholders. We hope you share our pride with our 2025 performance and our excitement about the opportunities that lie ahead in 2026 and beyond.
Your vote on the matters detailed in this year’s Proxy Statement is very important and we ask for your support. Whether or not you plan to attend the virtual Annual Meeting of Shareholders, please cast your vote as soon as possible.
Sincerely,

STEPHEN P. HOLMES Non-Executive Chairman of the Board	MICHAEL D. BROWN President and Chief Executive Officer

2	2026 Proxy Statement

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS
You are invited to participate in Travel + Leisure Co.'s 2026 annual meeting of shareholders. The accompanying proxy materials are being provided to you at the request of the Board of Directors of Travel + Leisure Co. (Board) to encourage eligible shareholders to vote their shares. References in this notice and the accompanying proxy statement to “we,” “us,” “our,” the “Company,” and “Travel + Leisure Co.” refer to Travel + Leisure Co. and its consolidated subsidiaries.

DATE AND TIME Wednesday, May 20, 2026 12:30 P.M. (Eastern Time)	LOCATION www.virtualshareholdermeeting.com/TNL2026	RECORD DATE March 23, 2026

Voting Matter		Board Vote Recommendation	Page

1	To elect nine Directors for a term expiring at the 2027 annual meeting of shareholders	FOR ALL of the director nominees	12

2	To vote on a non-binding, advisory basis to approve our executive compensation program	FOR	42

3	To vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2026	FOR	81

The matters specified for voting above are more fully described in the accompanying proxy statement. On or about April 10, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record as of March 23, 2026 and will post our proxy materials on the website referenced above and in the Notice.
Who Can Vote:
The record date for the meeting is March 23, 2026. This means that owners of Travel + Leisure Co. common stock at the close of business on that date are entitled to vote at the meeting and any adjournment or postponement of the meeting for which no new record date is set.

USE THE INTERNET http://www.proxyvote.com	CALL TOLL-FREE 1-800-690-6093	MAIL YOUR PROXY CARD

Notice of 2026 Annual Meeting of Shareholders	3

How to Attend the Meeting:
The meeting will begin promptly at 12:30 p.m. Eastern Time on May 20, 2026. Shareholders of record and beneficial holders at the close of business on March 23, 2026 may attend the meeting and vote their shares during the meeting at www.virtualshareholdermeeting.com/TNL2026. Shareholders will have the same opportunities to participate as they would at an in-person meeting with the opportunity to vote and submit questions during the virtual meeting using the directions on the meeting website. Shareholders will need their 16-digit control number to vote or submit questions during the meeting. The control number can be found on the Notice of Internet Availability, proxy card or voting instruction form. Those without a control number may attend as guests of the meeting but will not have the option to vote their shares or submit questions.
Beneficial shareholders whose shares are registered in the name of a bank, broker or other nominee will need to obtain the information required to be able to participate in, and vote at, the meeting, including their control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance at the meeting or how to obtain a control number, they should contact their bank, broker or other nominee who holds their shares.
Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to login and to test their device audio systems. We encourage participants to access the meeting in advance of the designated start time. After logging in, please review the rules of conduct for the meeting posted on the website.
Support will be available 15 minutes prior to, and during, the meeting to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.
Information About the Notice of Internet Availability of Proxy Materials:
Instead of mailing a printed copy of our proxy materials, including our 2025 Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. As more fully described in the Notice of Internet Availability of Proxy Materials, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Proxy Voting:

We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2026 annual meeting. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.
Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the annual meeting. You may vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or at the annual meeting.
Our proxy tabulator, Broadridge Financial Solutions, must receive your proxy by 11:59 p.m. Eastern Time on Tuesday, May 19, 2026. If you have shares of common stock credited to your account under the Company's Employee Savings Plan, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Friday, May 15, 2026.

By order of the Board of Directors,
JAMES SAVINA
General Counsel & Corporate Secretary
April 10, 2026

4	2026 Proxy Statement

Company Overview	5

COMPANY OVERVIEW

OUR PORTFOLIO OF GLOBAL BRANDS	LEADER IN THE VACATION OWNERSHIP INDUSTRY

TRAVEL+ LEISURE

CLUB WYNDHAM

WORLDMARK

RCI

MARGARITAVILLE VACATION CLUB®

TRAVEL+ LEISURE GO

TRAVEL+ LEISURE CLUB

Sports Illustrated™ RESORTS

Eddie Bauer® · ADVENTURE CLUB ·

ACCOR VACATION CLUB

Travel + Leisure Co. is a leading vacation ownership and membership travel company. We provide vacation experiences and travel inspiration to millions of owners, members, and subscribers through our diverse portfolio of products and services. Travel + Leisure Co. has the following segments:
•Vacation Ownership includes the world’s largest vacation ownership business based on number of owners and resorts. We provide vacation ownership experiences under some of the most popular hospitality and leisure brands, including Club Wyndham, WorldMark, Margaritaville Vacation Club, Sports Illustrated Resorts, Eddie Bauer Adventure Club, and Accor Vacation Club.
•Travel and Membership includes our Exchange and Travel Club business lines. RCI is the world’s largest exchange company based on number of members and affiliated resorts. Our Travel Club business line includes: our RCI travel club, which seeks to capture a greater share of our members travel budgets by offering a variety of tailored travel products and services to closed user groups, including through Travel + Leisure GO, RCI, and Travel + Leisure For Business, our business-to-business private-label travel club solutions for associations, organizations, and other partners.

BY THE NUMBERS(1)

50+ YEARS As a Leader in the Industry	3.3 MILLION RCI Members	797,000 Timeshare Owners

19,300 Associates Globally	3,600 RCI Affiliated Resorts	280+ Vacation Club Resort Locations Worldwide
(1)As of December 31, 2025.

6	2026 Proxy Statement

2025 Business Performance Highlights(1)

4.0B Net Revenue	$230M Net Income attributable to TNL shareholders(2)	$640M Net Cash Provided by Operating Activities	$3.44 Diluted EPS

$449M Share Repurchases + Dividends	$990M Adj EBITDA(3)	$516M Adj. FCF(3)	$6.34 Adjusted Diluted EPS(3)

HIGHLIGHTS

+Achieved 8% Gross VOI sales growth year-over-year, driven by 6% VPG growth and 3% tour growth
+Generated 26% Adjusted Return on Invested Capital (3)
+Continued shareholder-focused capital allocation strategy

+Advanced our multi-brand strategy with Sports Illustrated Resorts Club sales, the introduction of Eddie Bauer Adventure Club, and the expansion of Accor Vacation Club into Indonesia
+Exited year with leverage ratio below 3.1x for covenant purposes

CORPORATE RESPONSIBILITY PROGRESS AND SELECT AWARDS(4)

+Reduced water withdrawal per square foot by 24%
+Reduced Scope 1 + Scope 2 GHG emissions intensity by 39%
+Increased renewable energy consumption to 3%
+Achieved goal of planting two million trees by 2025 in partnership with the Arbor Day Foundation

+Travel + Leisure Charitable Foundation provided financial support through a post-secondary scholarship program and early childhood education program for eligible students
+USA Today’s America’s Climate Leaders 2025
+Fortune magazine’s World’s Most Admired Companies

Where You Can Find Additional Corporate Responsibility Information
Detailed information about our governance practices is included below under “Corporate Governance.” For additional information about our environmental and social responsibility activities and initiatives, see Part I Item 1—Business—Corporate Responsibility, of our Annual Report filed with the SEC, which can be found on our website at investor.travelandleisureco.com/sec-filings/annual-reports, and visit our website at travelandleisureco.com/us/en/who-we-are/our-commitment. Information from our website is not incorporated by reference into this proxy statement.

(1)For the twelve months ended December 31, 2025.
(2)Inclusive of $216 million in inventory write-downs and impairments related to the Resort Optimization Initiative.
(3)Non-GAAP measure: see appendices for reconciliations and definitions.
(4)The percentage changes noted are against our 2010 baseline as of December 31, 2024.

Proxy Statement Summary	7

PROXY STATEMENT SUMMARY
This proxy statement contains information on the following matters that will be presented at the 2026 Annual Meeting of Shareholders (Annual Meeting) and is provided to assist you in voting your shares.

Proposals	Voting Matter	Board Vote Recommendation	Page Reference

1	To elect nine Directors for a term expiring at the 2027 annual meeting of shareholders	FOR ALL of the director nominees	12

2	To vote on a non-binding, advisory basis to approve our executive compensation program (“say-on-pay vote”)	FOR	42

3	To vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2026	FOR	81

On or about April 10, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record as of March 23, 2026 and will post our proxy materials on the website referenced above and in the Notice. For additional information about the Annual Meeting, please see FAQs about the Annual Meeting on page 86.
Election of Directors
The Travel + Leisure Co. Board of Directors (Board) is comprised of a highly experienced, diverse and engaged group of individuals. The Board has nominated our nine current Directors for election at the Annual Meeting for a term expiring at the 2027 annual meeting of shareholders, consistent with the recommendation of the Corporate Governance Committee.

8	2026 Proxy Statement

Snapshot of 2026 Board Nominees
The following table provides summary information about our Director nominees. Your Board recommends that you vote “FOR ALL” the election of each of the nine nominees. Detailed biographical information about each Director nominee begins on page 14.

Nominee Name & Biography Snapshot	Age	Director Since	Independent	Committee Member
				A	C	E	G

Stephen P. Holmes Non-Executive Chairman and former Chairman & CEO, Travel + Leisure Co. (f/k/a Wyndham Worldwide Corp.)	69	2006

Louise F. Brady Co-founder and Managing Partner, Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC, and Piedmont Capital Investments, LLC	61	2016		[f]

Michael D. Brown President and Chief Executive Officer, Travel + Leisure Co.	55	2018

James E. Buckman* Former Vice Chairman York Capital Management	81	2006

George Herrera President and Chief Executive Officer, Herrera-Cristina Group, Ltd.	69	2006

Lucinda C. Martinez Chief Marketing Officer, HarbourView Equity Partners Founder, THE CULTURESHAKER by LuMark, LLC	55	2021

Denny Marie Post Former Co-President, Nextbite	69	2018

Ronald L. Rickles Former Senior Partner, Deloitte & Touche LLP	74	2018		[f]

Michael H. Wargotz Former Chairman, Axcess Ventures	67	2006		[f]

* Lead Director	C Compensation	G	Corporate Governance		Member
A Audit	E Executive		Chair	f	Financial Expert

Proxy Statement Summary	9

2026 Board Nominee Statistics

Independence	Diversity (Gender & Race)

Tenure	Age

Board Refreshment Since 2018
The Board recognizes the importance of Board refreshment to achieve the appropriate mix of the institutional knowledge and experience of our longer-tenured Directors together with the fresh perspectives of our newer Directors. In May 2018, Wyndham Worldwide Corporation, as we were formerly known, completed the spin-off of its Hotel Group business, which became a new, publicly-traded hotel franchising and hotel management company, Wyndham Hotels & Resorts, Inc. (Wyndham Hotels). Four of nine Directors, comprising 44% of the Board, have joined the Board in or following 2018.

}

	2018		2021

•Stephen P. Holmes, our former CEO, resigned from that position and became the Non-Executive Chairman of our Board, and the Board appointed Mr. Brown as a member of the Board and President and CEO.
•Directors Myra J. Biblowit, The Right Honourable Brian Mulroney and Pauline D.E. Richards resigned (joining the Wyndham Hotels Board)
•Ms. Post and Mr. Rickles joined the Board. Ms. Brady was appointed Chair of Compensation Committee.
•Ms. Martinez joined the Board. •Chair of Audit Committee rotated from Mr. Wargotz to Mr. Rickles.

¢
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10	2026 Proxy Statement

Collective Skills
Each Director nominee has the skills, experience and personal qualities the Board seeks in its Directors, and the Board believes that the combination of these nominees creates an effective and well-functioning Board.
Following are the key qualifications, attributes and skills our Director nominees collectively bring to the Board:

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership	Global Perspective

Government Affairs / Legal	Hospitality or Consumer Driven Industries	Human Capital Management	Other Public Company Board Service

Risk Management	Sales and Marketing	Sustainability and Corporate Responsibility	Technology

2025 Executive Compensation Overview
Our Total Compensation Strategy is designed to achieve the following objectives:

Attract, retain and motivate high-performing senior management talent.	Support a high-performance environment by linking compensation with performance.
Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality, service and leisure companies.	Support a long-term focus for our executives that aligns with shareholder interests.
CEO and NEO Pay Mix
CEO Compensation Mix

9%
Base Salary
16%
Annual
Incentive Plan
37.5%
PSUs
37.5%
RSUs
91%
Variable
and At-Risk

Other NEO Compensation Mix

14%
Base Salary
13%
Annual
Incentive Plan
15%
PSUs
58%
RSUs
86%
Variable
and At-Risk

Proxy Statement Summary	11

Elements of Compensation

Element	Type	Form	Compensation Highlights

Base Salary	Fixed	Cash
•Designed to attract and retain our named executive officers (NEOs) and provide them with a base level of income consistent with our Total Compensation Strategy.
•Base salary increases were consistent with the broader employee population with the exception of our CEO whose base salary increase was lower than the broader employee population.

Annual Incentive	Variable, At-Risk, Short-Term	Cash
•Continued performance goals measured against corporate and business unit Adjusted EBITDA targets for the CEO and senior leadership team. Adjusted EBITDA is weighted at 90% of plan target.
•Beginning in 2025, added a quantifiable strategic goal, weighted 10%, based on area of accountability.
•Continued maximum payout opportunity at 200% of target annual incentive award for premium performance levels.

Long-Term Incentive	Variable, At-Risk, Long-Term	PSUs and time-vesting RSUs
•The 2025 target LTIP award for our CEO consists of 50% PSUs and 50% time-vesting RSUs.
•The 2025 target LTIP awards of other NEOs consist of 25% PSUs and 75% time-vesting RSUs (excluding a one-time sign on RSU grant to the CFO).
•These PSUs are to be earned upon achievement of three-year average performance against Adjusted Diluted earnings per share (EPS) for the performance period 2025 to 2027. This approach provides alignment with long-term performance while providing the flexibility to adapt to shifting market conditions and macroeconomic uncertainties.

Compensation Governance Highlights

WHAT WE DO	WHAT WE DON’T DO

•Require achievement of rigorous financial performance metrics designed to incentivize high-performance and achievement of short-term financial goals in our annual incentive compensation program and thus create value for our shareholders.
•Design equity awards granted to our NEOs under our long-term incentive plan to align their interests with our shareholders' interests. Regular annual equity awards constitute, on average, approximately 73% of the annual target total direct compensation of our NEOs and vest over multi-year periods.
•Include a performance-based equity incentive award in our incentive compensation program, the vesting of which is contingent upon achievement of performance goals over a three-year period, incentivizing medium-term high performance and value growth for our shareholders.
•Continue our shareholder outreach program to seek feedback on our governance and executive compensation practices.

•No tax gross-ups on perquisites for our CEO.
•No hedging transactions in our equity securities, nor pledging or using our securities as collateral to secure personal loans or other obligations, including holding shares in a margin account, are permitted for our Directors and senior executives.
•No right given to our NEOs to receive cash severance based solely upon change-in-control. Severance agreements with respect to cash severance payments are double trigger following the occurrence of a change-in-control.
•No tax gross-up in connection with severance payments upon termination of employment for our executive officers.

12	2026 Proxy Statement

Proposal 1:
ELECTION OF DIRECTORS
The Travel + Leisure Co. Board of Directors (Board) is comprised of a highly experienced, diverse and engaged group of individuals. The Board has nominated our nine current Directors for election at the Annual Meeting for a term expiring at the 2027 annual meeting of shareholders, consistent with the recommendation of the Corporate Governance Committee.

Our Board unanimously recommends that shareholders vote “FOR ALL” of the nominees for director.

Overview
Each Director nominee has agreed to be named in this proxy statement and if elected to serve until such Director’s successor is elected and qualified or until such Director’s earlier resignation, retirement, disqualification or removal. Accordingly, we do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable or unwilling for good cause to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate to the extent permitted by applicable law or rule.

Proposal 1: Election of Directors	13

Our Board Nominees
Board of Directors Skills and Experience Matrix
The Board believes that having Directors with a range of experience, skills and understanding of our business is important to setting and achieving our Company’s strategic objectives and in satisfying the Board’s oversight responsibilities. The following matrix provides information about certain skills, experience and attributes possessed by one or more of our Director nominees which our Board believes are relevant to our business and operations. This matrix does not encompass all of the skills, experience or attributes of our Director nominees and does not suggest that a Director nominee who is not listed as having a particular skill, experience or attribute does not have valuable insight into areas associated with that particular subject area. Additional detail about our Directors’ background, skills and experience is included in each Director’s biography following this matrix.

Business Development / Mergers & Acquisitions experience supports pursuing strategic transactions and expanding our multi-brand portfolio

Corporate Finance and Accounting experience supports advising executive management regarding our capital structure and capital allocation strategy and providing oversight of our financial reporting

Executive Leadership experience is indicative of strong personal leadership qualities and capability to advise our executive management team on a wide range of strategic, operational and practical issues

Global Perspective provides valuable perspective into our global footprint and international growth initiatives

Government Affairs / Legal experience is useful as we operate in an increasingly regulated global environment

Hospitality or Consumer Driven Industries experience supports serving our consumers, developing strategies to grow sales and market share, building brand awareness, and enhancing enterprise reputation

Human Capital Management experience provides an understanding of how we attract and retain top executive talent, manage and develop our workforce

Other Public Company Board Service helps the Board’s understanding of corporate governance, the dynamics and operation of a public corporate board, the legal and regulatory landscape in which public companies operate, and practical oversight of strategy, risk management and growth

Risk Management experience reflects the ability to respond to the challenges that come with operating a dynamic global business

Sales and Marketing experience supports our business around the world as we grow our brands and engage with our guests and customers across multiple platforms

Sustainability and Corporate Responsibility experience supports our commitment to operate sustainably, ethically, and with respect for people and places worldwide

Technology experience supports oversight of and insight into technological innovation to enhance customer engagement and safeguard data

14	2026 Proxy Statement

Director Biographies
Included in the biography for each Director nominee is a description of select key qualifications and experience that led the Board to conclude that each nominee is qualified to serve as a member of the Board. All biographical information below is as of the Record Date.

Stephen P. Holmes

Non-Executive Chairman

Age: 69 Director Since: 2006 Committees: Executive (Chair)	Other Current Public Company Directorships: Wyndham Hotels Former Public Company Directorships: Cendant Corporation (Cendant) and HFS Incorporated (HFS)

Career Highlights:

•Chairman and Chief Executive Officer, Travel + Leisure Co. (f/k/a Wyndham Worldwide Corp), July 2006 – May 2018
•Vice Chairman and Director, Cendant, December 1997 – July 2006
•Chairman and Chief Executive Officer, Cendant’s Travel Content Division, December 1997 – July 2006

•Vice Chairman, HFS, September 1996 - December 1997
•Executive Vice President, Treasurer and Chief Financial Officer, HFS, July 1990 - September 1996
•Non-Executive Chairman, Wyndham Hotels, May 2018 - Present

Skills and Qualifications:
Mr. Holmes’ exceptional leadership as our former CEO provides him with detailed strategic perspective and knowledge of our operations and industry that are critical to the Board’s effectiveness. He possesses extensive public company management experience and is widely recognized as a visionary leader in the global hospitality industry. Under Mr. Holmes’ leadership, we completed the spin-off of Wyndham Hotels and continue to focus our business on, among other things, generating significant earnings and cash flow and building world-renowned hospitality brands, all of which continue to increase shareholder value. Mr. Holmes’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Holmes should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Global Perspective	Hospitality or Consumer Driven Industries	Human Capital Management
Other Public Company Board Service	Risk Management	Sustainability and Corporate Responsibility

Proposal 1: Election of Directors	15

Louise F. Brady	Independent

Co-founder and Managing Partner of Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC, and Piedmont Capital Investments, LLC

Age: 61 Director Since: 2016 Committees: Audit, Compensation (Chair)	Other Current Public Company Directorships: Comcast Corporation Former Public Company Directorships: None

Career Highlights:

•Co-founder and Managing Partner, Piedmont Capital Partners, LLC, a privately held venture capital fund focusing on developing innovative technologies, March 2013 – Present
•Co-founder and Managing Partner, Piedmont Capital Partners II, LLC (PCP II), March 2019 – Present
•Co-founder and Managing Partner, Piedmont Capital Investments, LLC (PCI), February 2020 – Present
•President, Blue Current, Inc., a manufacturer of sustainable solid state batteries using innovative battery technology, May 2014 – April 2022

•Vice President of Investments, Wells Fargo Financial Advisors Financial Services, September 1996 - October 2013
•Board Member, Blue Current, Inc.
•Board Member, Piedmont Triad Partnership
•Board Member, The Bryan Foundation
•Co-Chair, Advisory Board, The Shuford Program in Entrepreneurship at University of North Carolina-Chapel Hill

Skills and Qualifications:
Ms. Brady has spent her career focused on leading investment strategies and unlocking growth and value through developing innovative technologies in start-up companies, commercial banking and venture capital portfolio management. Ms. Brady’s exceptional background and skills contribute financial expertise and perspective on innovation to our Board in areas that are important to our business. Ms. Brady’s specific experience, qualifications and skills described above led the Board to conclude that Ms. Brady should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Hospitality or Consumer Driven Industries	Human Capital Management	Other Public Company Board Service
Risk Management	Technology

16	2026 Proxy Statement

Michael D. Brown

President and Chief Executive Officer, Travel + Leisure Co.

Age: 55 Director Since: 2018 Committees: Executive	Other Current Public Company Directorships: None Former Public Company Directorships: None

Career Highlights:

•President and Chief Executive Officer, Travel + Leisure Co., May 2018 – Present •President and Chief Executive Officer, Wyndham Vacation Ownership, Travel + Leisure Co., 2017 - May 2018	•Chief Operating Officer, Hilton Grand Vacations (HGV), 2014 – 2017 •Executive Vice President, Sales and Marketing-Mainland U.S. and Europe, HGV, 2008 – 2014

Skills and Qualifications:
A leisure travel industry veteran of more than 30 years, Mr. Brown’s leadership is infused with a combination of strategic vision, operational expertise, authentic engagement, and industry knowledge. In addition, Mr. Brown drives the Company's commitment to be responsive and engaged, and fosters its global spirit of hospitality and responsible tourism. Mr. Brown’s specific experience, qualifications and skills described above led the Board to conclude that Mr. Brown should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Global Perspective	Hospitality or Consumer Driven Industries	Human Capital Management
Risk Management	Sales and Marketing	Sustainability and Corporate Responsibility

Proposal 1: Election of Directors	17

James E. Buckman	Independent

Lead Director; Former Vice Chairman, York Capital Management

Age: 81 Director Since: 2006 Committees: Compensation, Executive	Other Current Public Company Directorships: Wyndham Hotels Former Public Company Directorships: Cendant and HFS

Career Highlights:

•Vice Chairman, York Capital Management, May 2007 – January 2012
•General Counsel, York Capital Management, May 2010 – January 2012
•Senior Consultant, York Capital Management, January 2007 – May 2007
•Vice Chairman, Cendant, November 1998 – August 2006

•General Counsel, Cendant, December 1997 – August 2006
•Senior Executive Vice President, Cendant, December 1997 – November 1998
•Senior Executive Vice President, General Counsel and Assistant Secretary, HFS, May 1997 – December 1997
•Executive Vice President, General Counsel and Assistant Secretary, HFS, February 1992 – May 1997

Skills and Qualifications:
Mr. Buckman brings to the Board exceptional leadership, experience and perspective necessary to be our Lead Director. His service as a director, Vice Chairman and General Counsel of Cendant and a Director of Wyndham Hotels affords Mr. Buckman strong experience with Travel + Leisure Co.’s business and operations. Mr. Buckman’s experience with leading hedge fund manager York Capital Management contributes valuable cross-industry experience and depth of knowledge. Mr. Buckman’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Buckman should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Global Perspective	Government Affairs / Legal	Hospitality or Consumer Driven Industries
Human Capital Management	Other Public Company Board Service

18	2026 Proxy Statement

George Herrera	Independent

President and Chief Executive Officer, Herrera-Cristina Group, Ltd.

Age: 69 Director Since: 2006 Committees: Audit, Corporate Governance (Chair)	Other Current Public Company Directorships: None Former Public Company Directorships: Cendant

Career Highlights:

•President and Chief Executive Officer, Herrera-Cristina Group, Ltd., a Hispanic-owned, multidisciplinary management firm, December 2003 – Present
•President and Chief Executive Officer, U.S. Hispanic Chamber of Commerce, August 1998 – January 2004
•President, David J. Burgos & Associates, Inc., December 1979 – July 1998 •Chair, Board of Directors, Hispanic C-Suite Corporate Council (HC3)

Skills and Qualifications:
Mr. Herrera provides the Board with exceptional leadership and management knowledge. As a Cendant director and a Director and Chair of the Corporate Governance Committee of Travel + Leisure Co., Mr. Herrera has gained a broad understanding of the role of the Board in our operations. Mr. Herrera’s service as chief executive officer of multidisciplinary management firm Herrera-Cristina Group, Ltd. contributes extensive and varied management, finance and corporate governance experience. His prior service as President and CEO of the U.S. Hispanic Chamber of Commerce brings valuable government relations expertise to the Board. Mr. Herrera’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Herrera should serve as our Director.

Corporate Finance and Accounting	Executive Leadership	Global Perspective
Government Affairs / Legal	Hospitality or Consumer Driven Industries	Human Capital Management
Sales and Marketing	Sustainability and Corporate Responsibility

Proposal 1: Election of Directors	19

Lucinda C. Martinez	Independent

Chief Marketing Officer, HarbourView Equity Partners Founder, THE CULTURESHAKER by LuMark, LLC

Age: 55 Director Since: 2021 Committees: Corporate Governance	Other Current Public Company Directorships: None Former Public Company Directorships: None

Career Highlights:

•Chief Marketing Officer, HarbourView Equity Partners, a global multi-strategy investment firm focused on opportunities in the entertainment, sports, and media space, December 2024 – Present
•Founder, THE CULTURESHAKER by LuMark, LLC, a marketing consulting firm providing media clients with a culture-first strategic approach to driving awareness and engagement across targeted audiences through culturally aligned advertising and promotional tactics, May 2022 – Present
•Vice President, Global Brand & Multicultural Marketing, Netflix, Inc., September 2021 – June 2022

•Nearly 20 years with Warner Media, a media company with a portfolio of iconic entertainment, news, and sports brands, in roles of increasing responsibility, including:
+Executive Vice President, Brand Marketing HBO and HBO Max, August 2020 to March 2021
+Executive Vice President, Multicultural Marketing, Brand & Inclusion Strategy, Warner Media, September 2019 to August 2020
•Member of the Board of Trustees of The Alvin Ailey American Dance Theater
•Member of the Advisory Board of The Hispanic Scholarship Fund

Skills and Qualifications:
Ms. Martinez is an accomplished media and entertainment industry executive with expertise in the global marketing of subscription businesses for two of the world’s most successful digital media companies, HBO and Netflix. She brings world-class experience in subscriber business development, digital and diverse marketing strategies, and brand management to the Board. Ms. Martinez's specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Martinez should serve as our Director.

Business Development / Mergers & Acquisitions	Executive Leadership	Global Perspective
Hospitality or Consumer Driven Industries	Human Capital Management	Sales and Marketing
Sustainability and Corporate Responsibility	Technology

20	2026 Proxy Statement

Denny Marie Post	Independent

Former Co-President, Nextbite

Age: 69 Director Since: 2018 Committees: Compensation, Corporate Governance	Other Current Public Company Directorships: Vital Farms, Inc. Former Public Company Directorships: Red Robin Gourmet Burgers Inc.

Career Highlights:

•Co-President, Nextbite, a virtual restaurant and a pioneer in online order management, June 2022 – May 2023
•President and Chief Executive Officer, Red Robin Gourmet Burgers Inc., August 2016 – April 2019
•President, Red Robin Gourmet Burgers Inc., February 2016 – August 2016
•Executive Vice President and Chief Concept Officer, Red Robin Gourmet Burgers Inc., March 2015 – February 2016
•Senior Vice President and Chief Marketing Officer, Red Robin Gourmet Burgers Inc., August 2011 – March 2015

•Prior to her role at Red Robin, Ms. Post served as:
+Senior Vice President and Chief Marketing Officer, T-Mobile USA
+Senior Vice President of Global Beverage, Food and Quality, Starbucks Corporation
+Senior Vice President and Chief Concept Officer, Burger King
+Several management positions for KFC USA, KFC, Pizza Hut and Taco Bell Canada while employed with YUM! Brands, Inc.
•Board member of Libbey Glass

Skills and Qualifications:
Ms. Post’s more than 30 years of senior management experience in the consumer driven industry brings extensive sales, marketing, product innovation and management and strategic team building expertise to Travel + Leisure Co. and this is of significant value to the Board. As a member of the Compensation and Governance Committees of Travel + Leisure Co., Ms. Post has gained a broad understanding of the role of the Board in our operations. Ms. Post’s prior service as chief executive officer of a publicly traded company contributes extensive leadership, marketing and brand management experience and provides the Board with expertise that is critical to our business. Ms. Post’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Post should serve as our Director.

Executive Leadership	Global Perspective	Hospitality or Consumer Driven Industries
Human Capital Management	Other Public Company Board Service	Risk Management
Sales and Marketing	Sustainability and Corporate Responsibility

Proposal 1: Election of Directors	21

Ronald L. Rickles	Independent

Former Senior Partner, Deloitte & Touche LLP

Age: 74 Director Since: 2018 Committees: Audit (Chair), Corporate Governance	Other Current Public Company Directorships: None Former Public Company Directorships: None

Career Highlights:

•Senior Partner with Deloitte & Touche LLP, until his retirement in 2014, serving in a variety of leadership roles, including managing partner for the New Jersey offices and Northeast regional leader of the firm’s professional services practice for mid-market and privately held companies.

•Served as an audit partner with Deloitte & Touche LLP for 30 years, with deep experience serving the hospitality industry (including timeshare), REITs, retailers, financial services companies and franchisors, including the legacy businesses of Travel + Leisure Co.

Skills and Qualifications:
Mr. Rickles has significant boardroom experience advising client audit committees on financial reporting, internal controls, investigations and corporate governance. He also has substantial experience and expertise working with and advising senior management on complex transactions, including mergers and acquisitions, sales, and capital market activities. Mr. Rickles’ service as Chair of the Audit Committee together with his extensive financial background and exceptional leadership experience provides the Board with financial accounting and management expertise and perspectives. Mr. Rickles’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Rickles should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Hospitality or Consumer Driven Industries	Human Capital Management	Risk Management
Sustainability and Corporate Responsibility

22	2026 Proxy Statement

Michael H. Wargotz	Independent

Former Chairman, Axcess Ventures

Age: 67 Director Since: 2006 Committees: Audit, Compensation, Executive	Other Current Public Company Directorships: None Former Public Company Directorships: Quotient Technology Inc., Resources Connection, Inc., CST Brands, Inc.

Career Highlights:

•Chairman, Axcess Ventures, an affiliate of Axcess Worldwide, a brand experience marketing development agency, which he co-founded in 2001, July 2011 - June 2017
•Chief Financial Officer, The Milestone Aviation Group, LLC, a global aviation leasing company, August 2010 – June 2011
•Co-Chairman, Axcess Luxury and Lifestyle, August 2009 – July 2010
•Chief Financial Advisor, NetJets, Inc., a leading provider of aviation services, December 2006 – August 2009
•Vice President, NetJets, Inc., June 2004 – November 2006

•Various leadership positions, Cendant, January 1998 –December 1999, including:
+President and Chief Executive Officer of its Lifestyle Division
+Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment
+Senior Vice President, Business Development
•Prior to 1998, served in various finance and accounting positions at HFS Incorporated, PaineWebber & Co, American Express and Price Waterhouse

Skills and Qualifications:
Mr. Wargotz is a private investor involved with various start-up ventures. His senior management experience brings to the Board financial enterprise and branding knowledge. As past Chair of the Audit Committee of Travel + Leisure Co., he contributes financial reporting and compliance expertise and perspective. Mr. Wargotz’s experience provides the Board with exceptional leadership and branding and business development expertise in areas that are critical to our business. Mr. Wargotz’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wargotz should serve as our Director.

Business Development / Mergers & Acquisitions	Corporate Finance and Accounting	Executive Leadership
Hospitality or Consumer Driven Industries	Human Capital Management	Other Public Company Board Service
Sales and Marketing

Proposal 1: Election of Directors	23

Director Independence
Travel + Leisure Co.’s Corporate Governance Guidelines and Director Independence Criteria define our standards for director independence and reflect applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. All members of the Audit Committee and the Compensation Committee must also meet heightened independence standards under applicable NYSE and SEC rules.
Our Board is required under NYSE rules to affirmatively determine that each independent Director has no material relationship with Travel + Leisure Co. impacting his or her independence.
In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Audit Committee pre-approval of related party transactions exceeding $120,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our independent Directors had during the past year or has any relationship with us other than as a Director within the meaning of our Director Independence Criteria and applicable regulatory and listing standards.
As a result of its review the Board affirmatively determined that the following Directors are independent of us and our management as required by the NYSE listing standards and the Director Independence Criteria: Louise F. Brady, James E. Buckman, George Herrera, Lucinda C. Martinez, Denny Marie Post, Ronald L. Rickles and Michael H. Wargotz. All members of the Audit, Compensation and Corporate Governance Committees are independent Directors within the meaning of our Director Independence Criteria and applicable regulatory and listing standards.
Voting Standard and Majority Vote Policy
Our Certificate of Incorporation and By-Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard the nominee for each Director position with the most votes is elected. Only votes cast “for” a nominee will be counted. Votes “withheld” and broker non-votes in the election of directors will not be counted as cast for such purpose and therefore will have no effect on the outcome of the election.
Under the Board’s Corporate Governance Guidelines, any nominee for Director in an uncontested election (such as this one where the number of nominees does not exceed the number of Directors to be elected) who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation the Corporate Governance Committee will consider all factors deemed relevant by its members.
The Board will act on the Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote but in any case, no later than 120 days following the certification of the shareholder vote. In considering the Corporate Governance Committee’s recommendation, the Board will review the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this process.

24	2026 Proxy Statement

Director Nomination Process
Role of Corporate Governance Committee
The Corporate Governance Committee is responsible for recommending to the Board the Director nominees for election to the Board. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board.
The Corporate Governance Committee does not have a formal policy with respect to diversity. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials and believes it is essential that Directors represent diverse viewpoints, as the judgment and perspectives offered by diverse viewpoints improves the quality of decision-making and enhances the Company’s business performance. For the nomination of continuing Directors for re-election, the Corporate Governance Committee also considers the individual’s contributions to the Board.
All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each Director should serve as our Director are described above under “Director Biographies.”
Director Recruitment Process

1
CANDIDATE IDENTIFICATION
•The process for identifying and evaluating new nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought, based on input from members of the Board; and, when appropriate, a third-party search firm may be used, which would identify and recommend potential candidates for consideration.

2
CANDIDATE EVALUATION
•The Corporate Governance Committee and other members of the Board will evaluate these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.

3	CANDIDATE INTERVIEWS •Qualified candidates will be interviewed by at least one member of the Corporate Governance Committee.

4
CANDIDATE RECOMMENDATION
•Using the input from one or more interviews, other Board members and other information it obtains, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the candidate for election by the shareholders or to fill a vacancy or newly created position on the Board.

Proposal 1: Election of Directors	25

Shareholder Recommendations
Shareholder Recommendations of Nominees
The Corporate Governance Committee will consider written recommendations from shareholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if recommended by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by shareholders, the Corporate Governance Committee intends to use a substantially similar evaluation process as described above.
Shareholder Nominations and By-Law Procedures
Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are available on the Investors page of our website at travelandleisureco.com/investors by clicking on the Corporate Governance menu followed by the Governance Documents link. To nominate a person for election to the Board, a shareholder must submit a notice containing all information required by our By-Laws regarding the Director nominee and the shareholder and any associated persons making the nomination, including name and address, a complete biography and statement of such person’s qualifications, number of shares owned, a description of any additional interests of such nominee or shareholder and certain other specified information and representations regarding such nomination. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. We may require any proposed nominee to furnish such other information as we may require to determine his or her eligibility and qualifications to serve as a Director. Such notice must be accompanied by the proposed nominee’s consent to being named as a nominee and to serve as a Director if elected.
To nominate a person for election to the Board at our 2027 annual meeting, written notice of a shareholder nomination must be delivered to our Corporate Secretary not earlier than January 20, 2027 and not later than February 19, 2027. However, if the date of the 2027 annual meeting is not within 30 days before or after May 20, 2027, then a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. Our By-Laws require that any such notice be updated as necessary as of specified dates prior to the annual meeting. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first; provided that, at a special meeting of shareholders, only such business may be conducted (including election of directors) as shall have been brought before the meeting under our notice of meeting. In addition to satisfying the requirements under our By-Laws with respect to advance notice of any nomination, any shareholder that intends to solicit proxies in support of director nominees other than the Company's Director nominees in accordance with Rule 14a-19 must postmark or transmit electronically notice to the Corporate Secretary no later than March 22, 2027 for the 2027 annual meeting of shareholders. Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19.

26	2026 Proxy Statement

CORPORATE GOVERNANCE
Board of Directors
The Board is the ultimate decision-making body of the Company, except for those matters reserved for shareholders by law or pursuant to the Company’s governance instruments and those matters delegated by the Board to management. The Board is committed to exercising sound corporate governance principles and has adopted Corporate Governance Guidelines that, along with the charters of the Committees of the Board, Director Independence Criteria, Code of Conduct for associates, and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. Each document is available on the Investors page of our website at travelandleisureco.com/investors by clicking on the Corporate Governance menu followed by the Governance Documents link. The governance rules for companies listed on the NYSE and those contained in the SEC rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically.
Oversight of Strategy
The Board plays an important role in overseeing our long-term strategy, including evaluating key market opportunities, consumer trends, and competitive developments. The Board’s oversight of risk is another integral component of the Board’s oversight and engagement on strategic matters. Strategy-related matters are regularly discussed at Board meetings and, when relevant, at committee meetings. The Board also held an extended meeting focused on the Company's long-term strategy and key business objectives in 2025. Each Director is expected to and does bring to bear his or her own talents, insights, and experiences to these strategy discussions. In addition, the Board conducts an annual evaluation of the effectiveness of the CEO, including regarding establishing objectives, strategies and operations that appropriately meet the needs of shareholders, customers, associates and other stakeholders.
Independent Director Leadership of Key Board Committees
Seven of our nine current Directors are independent, and the Audit, Compensation and Corporate Governance Committees are composed solely of independent Directors. Consequently, the independent Directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of Directors and the development and implementation of our corporate governance programs.

Corporate Governance	27

Board Leadership Structure and Composition
Board Leadership Structure and Lead Director
While the Board has not mandated a particular leadership structure, historically, the positions of Chairman of the Board and CEO were held by the same person. In 2018, as a result of Mr. Holmes’ discussions with the Board about resigning as our CEO in connection with the spin-off of Wyndham Hotels and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that the positions of Chairman and CEO should be held by separate individuals. In connection with the spin-off, effective as of May 31, 2018, the Board elected Mr. Holmes, who had served as the Chairman and CEO of the Company since July 2006, to the position of Non-Executive Chairman of the Board. At the same time, the Board also appointed Mr. Brown, our new President and CEO, as a member of our Board. The Board also recognizes the importance of having independent Board leadership and selected James E. Buckman, an independent Director who serves as a member of the Executive Committee and Compensation Committee, to serve as the Board’s Lead Director.

Stephen P. Holmes Non-Executive Chairman of the Board
Provides leadership to the Board by, among other things, working with the CEO, the Lead Director, and the Corporate Secretary to:
•Set Board calendars;
•Determine agendas for Board meetings;
•Ensure proper flow of information to Board members;
•Facilitate effective operation of the Board and its Committees;
•Help promote Board succession planning and the orientation of new Directors,
•Address issues of Director performance;
•Assist in consideration and Board adoption of the Company’s long-term and annual operating plans; and
•Help promote senior management succession planning.

James E. Buckman Lead Director
•Serves as a key advisor to our Chairman;
•Chairs executive sessions of independent Directors and provides feedback to the Chairman,
•Chairs meetings of the Board in the absence of the Chairman; and
•Reviews in advance, and as appropriate, consults with the Chairman regarding, the agendas for all Board meetings.

Michael D. Brown President and CEO
•As a Director, promotes strategy development and execution and facilitates information flow between management and the Board; and
•As President & CEO, is responsible for the performance, growth and strategic direction of the Company and drives our commitment to foster a global spirit of hospitality and responsible tourism.

The Board will continue to review our Board leadership structure as part of the succession planning process. We believe that our leadership structure, in which the roles of Chairman and CEO are held by separate individuals, together with an experienced and engaged Lead Director and independent key Committees, is the optimal structure for our Company and our shareholders at this time.

28	2026 Proxy Statement

Committees of the Board
The Board has four standing Committees: Audit, Compensation, Corporate Governance and Executive. The key responsibilities of each Committee, together with current membership and the number of meetings held in 2025, are set forth below.

Audit Committee

Chair Ronald L. Rickles Members Louise F. Brady George Herrera Michael H. Wargotz Meetings in 2025: 8
Key Responsibilities:
•Appointing our independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.
•Pre-approving all services performed by our independent registered public accounting firm.
•Providing oversight on the external reporting process and the adequacy of our internal controls.
•Reviewing the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors.
•Reviewing services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm, and providing oversight on hiring policies with respect to employees or former employees of the independent auditor.
•Providing oversight of our enterprise risk management (ERM) process, including of the management of risks arising from cybersecurity threats.
•Maintaining procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters.
•Reviewing and updating periodically our Code of Conduct to promote ethical behavior by all of our associates.
•Review and provide oversight of related person transactions in compliance with the Company’s Related Person Transactions Policy.

Financial Expertise, Independence, and Financial Literacy
All members of the Audit Committee are independent under the Board’s Director Independence Criteria and applicable regulatory and listing standards, as well as financially literate, knowledgeable and qualified to review financial statements in accordance with applicable regulatory and listing standards. Ronald L. Rickles, Louise F. Brady and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules and have “accounting or related financial management expertise” within the meaning of applicable NYSE rules.

Corporate Governance	29

Compensation Committee

Chair Louise F. Brady Members James Buckman Denny Marie Post Michael H. Wargotz Meetings in 2025: 6
Key Responsibilities:
•Providing oversight on our executive compensation program consistent with corporate objectives and shareholder interests.
•Reviewing and approving Chief Executive Officer (CEO) and other senior management compensation.
•Reviewing and considering the independence of advisers to the Compensation Committee.
•Approving grants of long-term incentive awards and our senior executives’ annual incentive compensation under our compensation plans.
•Periodically reviewing management succession planning and development.
•Periodically reviewing our human capital programs, policies and procedures (except to the extent within the purview of the Corporate Governance Committee).

Independence and Non-Employee Director Status
All of the members of the Compensation Committee are independent under the Board’s Director Independence Criteria and applicable regulatory and listing standards. Each member also qualifies as a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).
Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks between Travel + Leisure Co. and other entities involving our executive officers and directors.

Corporate Governance Committee

Chair George Herrera Members Lucinda C. Martinez Denny Marie Post Ronald L. Rickles Meetings in 2025: 4
Key Responsibilities:
•Recommending to the Board nominees for election to the Board.
•Reviewing principles, policies and procedures affecting Directors and the Board’s operation and effectiveness.
•Providing oversight on the evaluation of the Board and its effectiveness.
•Reviewing matters of corporate social responsibility and sustainability performance, including potential long- and short-term trends and impacts of Corporate Responsibility issues.
•Reviewing and approving Director compensation.

Independence All of the members of the Corporate Governance Committee are independent under the Board’s Director Independence Criteria and applicable listing standards.

30	2026 Proxy Statement

Executive Committee

Chair Stephen P. Holmes Members Michael D. Brown James Buckman Michael H. Wargotz Meetings in 2025: 5
Key Responsibilities:
•Exercising all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

The charters of the Audit, Compensation and Corporate Governance Committees are available on the Investor page of our website at travelandleisureco.com/investors by clicking on the Corporate Governance menu followed by the Governance Documents link.

Corporate Governance	31

The Board’s Oversight of Risk Management
We face a broad array of risks, including risks relating to our finances, business operations and strategy, human capital matters, legal, regulatory and compliance matters, and reputational exposure. Committees of the Board consider risks within their principal areas of responsibility and update the Board on significant risk matters. Aligning Committees with risk oversight in their individualized areas of Committee focus and attention allows the Board to provide specific attention to and oversight of key risk areas.

BOARD OF DIRECTORS
The Board provides oversight and seeks to ensure that risks undertaken by the Company are consistent with a level of risk that is appropriate and aligned with the achievement of our business objectives and strategies.

BOARD COMMITTEE OVERSIGHT OF RISK MANAGEMENT

Audit Committee
Oversees our programs for risk assessment and risk management, including with respect to financial accounting and reporting, internal audit, information technology, cybersecurity and ethics and compliance.
Receives quarterly updates from management regarding our ERM program, which is designed to identify the top risks applicable to the Company and document risk mitigation plans and initiatives by management.
Receives quarterly presentations and reports from our Chief Technology Officer (“CTO”) and Chief Information Security Officer (“CISO”) on cybersecurity risks and management’s mitigation activities, which address a wide range of topics including our cybersecurity risk profile, recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment and significant newly identified risks, technological trends, and information security considerations arising with respect to our industry peers and third parties. In addition, the CTO and CISO provide the Audit Committee with timely information regarding significant cybersecurity incidents, as applicable.
Receives quarterly reports from the Chief Ethics and Compliance Officer with regard to ethics and compliance program.

Compensation Committee Oversees our assessment and management of risks relating to our executive compensation, management succession planning, and human capital trends.

Corporate Governance Committee Oversees our management of risks associated with the independence of the Board, potential conflicts of interest, and Corporate Responsibility strategy.

MANAGEMENT
Our CEO and other members of senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant Committee regarding risk management.

Our leadership structure, with Mr. Holmes serving as our Non-Executive Chairman and with Mr. Brown serving as a Director, also enhances the Board’s effectiveness in risk oversight due to the extensive knowledge of Mr. Holmes and Mr. Brown with respect to our business and operations, facilitating the Board’s oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management at this time.

32	2026 Proxy Statement

Director Engagement
Meeting Attendance
Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, as well as our Annual Meeting of Shareholders, absent exceptional cause. Directors fulfill their responsibilities not only by attending Board and Committee meetings but also through communication with the Non-Executive Chairman, Lead Director, CEO and other members of management relative to matters of interest and concern to Travel + Leisure Co. throughout the year.
The Board held four meetings during 2025. Each Director attended our 2025 annual meeting of shareholders, and each Director attended all of the Board meetings and 100% of the meetings of the Committees of the Board on which the Director served during 2025.
All directors are expected to attend the 2026 Annual Meeting.
Executive Sessions of Non-Management Directors and Independent Directors
The non-management members of the Board meet regularly without any members of management present. In addition, at least once a year, the independent Directors meet in a private session that excludes management and non-independent Directors. The Lead Director chairs these sessions.
Board Evaluation Process
Our Board is committed to continual corporate governance improvement. To that end, the Board and each Committee annually conduct a self-evaluation to review and assess their overall effectiveness. These evaluations cover a variety of subjects, including: Director background and skills, number of Directors, lines of communication between the Board and senior management, content and timing of meeting agendas, materials and presentations, Committee structure, and the effectiveness of the Board and each Committee’s execution of its key responsibilities.
Committee self-assessments of performance are shared with the full Board. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our Directors believe contribute positively to the effective functioning of our Board and its Committees.

Corporate Governance	33

Beyond the Boardroom
In addition to regular Board and Committee meetings, we provide channels for directors to engage in onboarding and continued education, and to regularly interact with our management outside the boardroom, to strengthen their understanding and oversight of our business, strategy, and key priorities. The Corporate Governance Committee maintains an orientation program for new directors and continuing education programs for directors.

Director Orientation
Following appointment to the Board, a new director orientation session with key members of our senior leadership team is scheduled to facilitate an onboarding experience and help educate new directors about the company and our priorities.

Access to Management
All directors have access to management from time to time both during and outside of regularly scheduled board and committee meetings. Our Board and Committees receive regular updates from management on key areas under their purview with a focus on key risks, opportunities, focus areas and objectives.

Periodic Updates from our CEO and Management
Our CEO and other members of management provide our Board with periodic updates on major business developments, milestones, and important internal initiatives as events arise in the ordinary course of business. These periodic briefings are intended to keep the board informed between regularly scheduled meetings on matters that are significant to our Company.

Continuing Education
To help the Board stay current on emerging topics, the Company facilitates education sessions on topics relevant to the Board and its Committees. In addition, the Company maintains a subscription for board members to the National Association of Corporate Directors (NACD), a recognized authority focused on advancing board leadership and establishing leading boardroom practices. Through NACD, directors have access to webinars and virtual education opportunities, and NACD publications and events. Our directors also have the opportunity to attend, at the Company's expense, other director continuing education programs from time to time under a policy established by the Corporate Governance Committee.

Site Visits
Site visits allow directors to obtain first-hand insight into how our strategy, operations and culture are functioning on the ground. Directors have been invited (or requested) to visit one of the Company’s resorts or sales centers from time to time to learn more about the Company’s operations. In addition, beginning in 2026, Directors are awarded 300,000 points annually under our Club Wyndham product. This allows Directors to experience our vacation ownership product in the same way an owner does.

34	2026 Proxy Statement

Shareholder Engagement and Director Communications
Shareholder Engagement
We believe that strong corporate governance includes year-round engagement with our shareholders. We have a long-standing, robust shareholder outreach program in which we regularly solicit feedback on our corporate governance, executive compensation program, and corporate responsibility programs and goals. Every year, our shareholder outreach effort is conducted by a cross-functional team including Human Resources, Investor Relations, and Legal. Our CEO, CFO and, from time to time, Head of Investor Relations are also engaged in meaningful dialogue with our current and prospective shareholders through our quarterly earnings calls and investor-related outreach events during the year. Please see “Compensation Discussion and Analysis—Say on Pay Results, Shareholder Outreach and Responsiveness” for further discussion of shareholder engagement.

Investor Relations Engagement	Executive Compensation, Governance & Corporate Responsibility Engagement	Topics Discussed

•Met with approximately 350 current and prospective investors on strategy, business results and value proposition through a combination of in-person and virtual meetings
•Held live webcasts of quarterly earnings results
•CEO, CFO and Head of Investor Relations participated in investor conferences and non-deal road shows

•In addition to regular investor relations engagements, in 2025, we contacted our 27 largest shareholders, representing 67% of our shareholder base, and invited them to participate in focused meetings regarding corporate governance and our executive compensation and corporate responsibility programs
•Four of our largest shareholders agreed to meet with us, representing 13% of our shareholder base
•Strategy, business results, and value proposition •Corporate responsibility •Corporate governance •Executive compensation

Communications with the Board and Directors
Shareholders and other parties interested in communicating directly with the Board, an individual non-management or independent Director or the non-management or independent Directors as a group may do so by writing our Corporate Secretary at our principal executive offices at Travel + Leisure Co., 501 W. Church Street, Orlando, Florida 32805. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion will not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Corporate Governance	35

Other Governance Policies and Practices
Code of Business Conduct
We remain committed to the highest standards of ethics, integrity, and responsible business practices across our global operations. We maintain a Code of Conduct applicable to all of our associates, including our CEO, Chief Financial Officer and Chief Accounting Officer. The Audit Committee is responsible for reviewing and updating periodically our Code of Conduct to promote ethical behavior by all of our associates. We also maintain a Code of Business Conduct for Directors. We will disclose on our website any amendment to or waiver of a provision of our Code of Conduct for Directors or our Code of Conduct as may be required and within the time period specified under applicable SEC and NYSE rules. The Code of Business Conduct for Directors and our Code of Conduct are available on the Investors page of our website at https://investor.travelandleisureco.com by clicking on the Corporate Governance menu followed by the Governance Documents link. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.
Related Party Transactions
The Board has adopted a written policy regarding the review of certain related party transactions (the “Related Person Transactions Policy”). Under the Related Person Transactions Policy, which is administered by our Audit Committee, Directors and executive officers must report any related person transactions to the Office of General Counsel and furnish details regarding the terms and circumstances of each such transaction in advance of entering into or amending or modifying such transaction. Pursuant to the Related Person Transactions Policy, the material facts respecting any such related person transaction and the related person’s interest in such transaction must be reviewed and pre-approved (or not approved) by the Audit Committee. No Director of the Company may participate in any approval of any transaction with respect to which he or she is a related person.
For purposes of the Related Person Transactions Policy, a “related person transaction” includes, subject to certain exceptions, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) any related person has or will have a direct or indirect material interest, and (iii) such transaction would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. The policy defines a “related person” to include: any of our Directors, Director nominees or executive officers; a known holder of more than 5% of our common stock; immediate family members of any of the foregoing; or any firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar position, or in which such person has a material ownership or financial interest.
We have included disclosure below regarding certain ongoing transactions between the Company and a limited liability company affiliated with Mr. Holmes (Holmes LLC) since the beginning of the prior fiscal year.
In May 2018, the Company entered into an Aircraft Timesharing Agreement with Holmes LLC pursuant to which Holmes LLC granted us the right to use the aircraft that it owns on a timesharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses in accordance with, federal aviation regulations. We paid operating costs and expenses under this timesharing agreement of $99,580 in 2025. Holmes LLC is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, as provided in federal aviation regulations.

36	2026 Proxy Statement

DIRECTOR COMPENSATION
Overview
Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the interests of shareholders. A management Director receives no additional compensation for Board service.
Directors of a publicly traded company have substantial responsibilities and time commitments, and with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand. Accordingly, we seek to provide competitive and appropriate economic incentives for our Directors who play a critical and active role in overseeing the management of our Company and guiding our business strategy. Our Board has a total of nine members, seven of whom are independent. All of our independent Directors serve on at least one Committee. Our Director compensation program is designed to reasonably compensate our Directors for their qualifications and experience, continued performance, dedication, increased responsibilities and time commitment.
Highlights of Our Director Compensation Program
The following are highlights of our compensation program for non-management Directors:

WHAT WE DO

•On average, 62% of our Directors’ total annual compensation for 2025 was equity-based, aligning our Directors’ interests with the long-term interests of our shareholders.
•Our Directors have the opportunity to defer all of their cash- and equity-based compensation under our Non-Employee Directors Deferred Compensation Plan. Amounts deferred under the plan are credited in the form of deferred stock units (DSUs), which are credited with dividend equivalents and payable solely in shares of our common stock. DSUs are not paid out until the Director’s retirement or termination from service on the Board, thereby further aligning our Directors’ interests with the long-term interests of our shareholders. For 2025, our Directors elected to defer on average 49% of their total annual compensation.
•Consistent with Travel + Leisure Co.’s philanthropic commitment, our non-management Directors are provided a three-for-one Company match for charitable contributions. We will match Director contributions $3 for every $1 contributed by the Director up to an aggregate maximum Company contribution of $75,000 per year. On average, 9% of our Directors’ total annual compensation for 2025 was attributable to this charitable match.
•We maintain robust stock ownership guidelines which require our non-management Directors to own stock equal to the greater of 5x the cash portion of the annual retainer or 2.5x their total retainer value, in each case without regard to Committee fees. As of December 31, 2025, each of our Directors exceeded the threshold.
•Our 2006 Equity and Incentive Plan, as amended and restated, contains a shareholder-approved limit on the value of equity awards that can be granted to each non-management Director annually.
•Our independent compensation consultant reviews our Director compensation program annually relative to our peer group and best practices.

WHAT WE DON’T DO

•We do not pay any per-meeting fees. •We do not provide retirement benefits to our non-management Directors.

Director Compensation	37

Annual Review of Director Compensation
In November 2024, our independent compensation consultant, Aon, provided an independent review of our non-management Director compensation program. As part of this review, Aon assessed the elements of our program, including annual Board retainers in cash and equity, fees for chairman and Committee service, and prevalence of features such as non-executive chairman and lead director pay and other compensation in the form of perquisites and benefits, and provided peer group data (using the peer group listed below in “Compensation Review and Competitive Analysis - Peer Group Composition for 2025”) that presented annual retainer fees, Committee service pay, and annual equity grant value at the 25th, 50th and 75th percentile. Aon also assessed the prevalence of governance policies such as stock ownership guidelines and stock hedging/pledging. The Governance Committee reviewed the peer group data to establish competitive total direct compensation opportunities for our Directors. In addition, based on Aon’s competitive review, the Governance Committee recommended and the Board approved a change to our RSU vesting schedule from one-year vesting to immediate vesting.
Elements of Director Compensation
The following table describes 2025 annual retainer and Committee chair and membership fees and equity awards for non-management Directors for the full-year. Our Directors do not receive additional fees for attending Board or Committee meetings. Our 2025 total direct compensation opportunities were unchanged from our 2024 program.

Type of Compensation	Amount	How Paid
Annual Retainer Fee
Non-Executive Chairman	$320,000
Retainer is paid in cash (quarterly) and in Travel + Leisure Co. stock (annually)
Requirement for Directors to receive at least 50% of their fees in our equity further aligns their interests with those of our shareholders
Directors may elect: (i) to defer any cash-based compensation into DSUs and (ii) to receive the stock-based portion of their retainer in the form of common stock or DSUs. DSUs are credited with dividend equivalents in the form of additional DSUs. A DSU entitles the Director to receive one share of common stock following the Director’s retirement or termination of service from the Board.

Lead Director	$265,000
Director	$210,000
Additional retainer – Audit Committee chair	$45,000
Additional retainer – Compensation Committee chair	$35,000
Additional retainer – Corporate Governance Committee chair	$30,000
Additional retainer – Audit Committee member	$25,000
Additional retainer – Compensation Committee member	$20,000
Additional retainer – Executive Committee member	$20,000
Additional retainer – Corporate Governance Committee member	$17,500
Director Equity Awards	$125,000	On March 5, 2025, each of our non-management Directors received a $125,000 annual equity grant of RSUs, which vested upon issuance.

38	2026 Proxy Statement

Other Compensation
Consistent with Travel + Leisure Co.’s philanthropic commitment, we will match a non-management Director's qualifying charitable contributions $3 for every $1 contributed by the Director up to an aggregate maximum Company contribution of $75,000 per year. Six of our Directors chose to make qualifying charitable contributions in 2025. This benefit to our non-management Directors reflects our core commitment to charitable giving. We also maintain a policy to award our non-management Directors up to a maximum of 500,000 Wyndham Rewards Points annually. These Wyndham Rewards Points have an approximate value of $3,941 and may be redeemed for numerous rewards options including stays at Wyndham properties. This benefit provides our Directors with an opportunity to get ongoing, first-hand exposure to our properties and operations, furthering their understanding and evaluation of our businesses.
Beginning in 2026, Directors are also awarded 300,000 points annually under the Club Wyndham product. This allows Directors to experience the Vacation Ownership product in the same way an owner does. Value of these awards is expected to be aligned with the value of Wyndham Rewards points.
Director Compensation Policies and Practices
Director Stock Ownership Guidelines
The Corporate Governance Guidelines provide that each non-management Director will comply with Travel + Leisure Co.’s Non-Management Director Stock Ownership Guidelines.

Current Compliance	Requirements

•As of December 31, 2025, 100% of our non-management Directors exceeded the stock ownership threshold. •RSUs, DSUs and beneficially owned common stock count towards ownership requirements
•Each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of ≥5x the cash portion of the annual retainer or ≥2.5x the total retainer value, in each case without regard to Board Committee fees.
•Directors have a period of five years after joining the Board to achieve compliance with this ownership threshold.

Holmes Letter Agreement
In connection with the spin-off of Wyndham Hotels, effective as of May 31, 2018, the Board elected Stephen P. Holmes, who had served as the Chairman and CEO of the Company since July 2006, to the position of Non-Executive Chairman of the Board. In connection with his election as Non-Executive Chairman of the Board, on June 1, 2018, the Company entered into a letter agreement with Mr. Holmes (Holmes Letter Agreement), which provides him with an annual retainer of $320,000 (with $160,000 payable in the form of cash and $160,000 payable in the form of Travel + Leisure Co. common stock) as further described above. In addition, the Company agreed to pay Mr. Holmes the following amounts to assist him in the course of performing his duties and responsibilities to the Company: $18,750 per year toward his costs incurred in connection with retaining an administrative assistant and $12,500 per year toward his costs incurred in connection with office space. In addition, the Company also agreed to reimburse Mr. Holmes while he remains a Board member for 50% of the cost of his annual executive health and wellness physical ($5,625 in 2025).

Director Compensation	39

2025 Director Compensation Table
The following table describes compensation we paid our non-management Directors for 2025.

Directors	Fees Paid in Cash ($)	Stock Awards ($)(a)(b)	All Other Compensation ($)(c)	Total ($)
Louise F. Brady	—	394,998	78,941	473,939
James E. Buckman - Lead Director	152,546	277,452	75,000	504,998
George Herrera	132,548	257,450	35,441	425,439
Stephen P. Holmes - Chairman	170,010	294,988	39,600	504,598
Lucinda C. Martinez	113,790	238,709	11,364	363,863
Denny Marie Post	123,762	248,737	78,941	451,440
Ronald L. Rickles	136,267	261,231	3,941	401,439
Michael H. Wargotz	137,507	262,492	53,784	453,783
(a)Represents the aggregate grant date fair value of stock awards computed in accordance with ASC 718. The grant date fair value for these stock awards is measured based on the closing price of our common stock on the date of grant. On March 5, 2025, each non-management Director was granted an RSU award with a grant date fair value of $125,000, which vests upon issuance. The remaining amount in each row represents the aggregate grant date fair value of retainer fees paid in the form of common stock and/or DSUs during the year.
(b)Total shares of our common stock issuable for DSUs at December 31, 2025 were as follows: Ms. Brady, 82,595; Mr. Buckman, 128,502; Mr. Herrera, 46,333; Mr. Holmes, 48,292; Ms. Martinez, 3,020; Ms. Post, 37,980; Mr. Rickles, 48,117; and Mr. Wargotz, 129,357. Total shares of our common stock issuable for unvested RSUs at December 31, 2025 were as follows: Ms. Brady, 1,955; Mr. Buckman, 1,955; Mr. Herrera, 1,955; Mr. Holmes, 1,955; Ms. Martinez, 1,955; Ms. Post, 1,955; Mr. Rickles, 1,955; and Mr. Wargotz, 1,955.
(c)Includes amounts attributable to charitable matching contributions made on behalf of the Director, the value of Wyndham Rewards Points and life insurance premiums paid by us as applicable. The value of charitable matching contributions were as follows: Ms. Brady, $75,000; Mr. Buckman, $75,000; Mr. Herrera, $31,500; Ms. Martinez, $9,000; Ms. Post, $75,000; and Mr. Wargotz, $47,295. Ms. Brady, Mr. Herrera, Ms. Post, and Mr. Rickles all received 500,000 Wyndham Rewards Points with a value of $3,941. Mr. Wargotz received 490,000 Wyndham Rewards Points with a value of $3,862. Mr. Holmes received 345,776 Wyndham Rewards Points with a value of $2,725. Ms. Martinez received 300,000 Wyndham Rewards Points with a value of $2,364. Life insurance premiums paid by us under a legacy Wyndham Worldwide program were $2,627 for Mr. Wargotz. The amount for Mr. Holmes also includes $18,750 for the cost of an administrative assistant to assist him in performing his duties to the Company, $12,500 related to office space for use in performing his duties to the Company, and $5,625 for his executive health and wellness physical. The value of dividends is factored into the grant date fair value of our stock awards. Accordingly, dividends paid are not reflected in the table above. On occasion, a Director’s spouse or other invited guests may accompany the Director to a business function or on a Company-provided non-commercial aircraft (leased under timeshare or chartered) when the aircraft is in use for business purposes. In those cases, there generally has not been additional aggregate incremental cost to the Company and, as a result, no amount associated with such event or use is reflected in the “2025 Director Compensation Table.”

40	2026 Proxy Statement

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our executive officers as of April 10, 2026, other than Michael D. Brown, whose biographical information is presented above under “Proposal 1: Election of Directors.”

Thomas M. Duncan, 50, has served as our Senior Vice President and Chief Accounting Officer since September 2022. Previously, Mr. Duncan served as Senior Vice President, Finance of the Company from June 2018 to September 2022, as Senior Vice President and Controller of Wyndham Vacation Ownership from 2006 to 2018, Vice President and Assistant Controller from 2000 to 2006, and Director of Financial Reporting from 1999 to 2000. Mr. Duncan began his career with Ernst & Young LLP in its assurance services practice.

Erik Hoag, 53, has served as our Chief Financial Officer since May 2025. Prior to joining Travel + Leisure Co., Mr. Hoag spent 17 years at FIS, a leading global financial technology company, where he held roles of increasing responsibility, culminating in his service as Chief Financial Officer and Chief Integration Officer. In these roles, he was responsible for capital allocation, portfolio strategy, and the execution of significant strategic transactions, including the separation of Worldpay. Earlier in his career, Mr. Hoag held financial leadership roles at Bank of America, Truist, and HSBC, and has served on the boards of directors of Capco and Reliance Trust.

Kimberly Marshall, 62, has served as our Chief Human Resources Officer since June 2018. Previously, Ms. Marshall served as Executive Vice President, Human Resources, for Wyndham Vacation Ownership from February 2017 to June 2018 and Senior Vice President of Human Resources from 2012 to 2017. Prior to joining Wyndham Vacation Ownership, Ms. Marshall served as Executive Vice President, Human Resources for PSS World Medical from 2010 to 2012 and Senior Vice President, Human Resources for CHEP Americas from 2007 to 2010. In addition, she served as Senior Vice President Human Resources for the Southeast Region of Centex Homes from 2004 to 2007 and spent 11 years with The Walt Disney Company in Finance and in Human Resources from 1993 to 2004. Ms. Marshall began her career in public accounting with Arthur Andersen & Co. and later Price Waterhouse Coopers and is a Certified Public Accountant.

Jeffrey Myers, 58, has served as Chief Sales and Marketing Officer - Vacation Ownership, our vacation ownership business segment, since June 2018. Previously, Mr. Myers served as Chief Sales and Marketing Officer of Wyndham Vacation Ownership from 2008 to 2018. A 37-year industry veteran, Mr. Myers joined Wyndham Vacation Ownership in 1991, and earned progressive leadership roles, serving as site leader, senior vice president for multiple regions and Executive Vice President of Sales for Club Wyndham and WorldMark by Wyndham from 2002 to 2007.

Information About Our Executive Officers	41

Geoffrey Richards, 53, has served as our Chief Operating Officer - Vacation Ownership, our vacation ownership business segment, since June 2018. Previously, Mr. Richards served as Chief Operating Officer of Wyndham Vacation Ownership from 2011 to 2018. Mr. Richards began his career with Wyndham Vacation Ownership in 1996 as a Sales Program Manager, and subsequently held several leadership positions within the Company’s sales and marketing operations, including Senior Vice President of Sales Development, Vice President of Sales and Site Marketing Programs and Executive Vice President of Global Sales Operations.

James J. Savina, 52, has served as our General Counsel and Corporate Secretary since June 2018 after joining Wyndham Worldwide in April 2018. Mr. Savina served as General Counsel and Corporate Secretary at The Kraft Heinz Company, a manufacturer and seller of consumer food and beverage products, from 2015 to 2018, where he played a central role in the merger of Kraft Foods Group and H. J. Heinz Company and led the combined company’s legal department. Previously, Mr. Savina served as Senior Vice President, Deputy General Counsel, and Chief Compliance Officer, and in other roles of increasing responsibility, for Kraft Foods Group from 2013 to 2015. His prior experience includes roles as Executive Director, Global Legal Investigations & Legal Operations for Avon Products; Senior Counsel and Director of Claims and Legal Administration for Energy Future Holdings; and Associate for Jones Day, an international law firm.

Sy Esfahani, 65, has served as our Chief Technology Officer since November 2021. Prior to joining Travel + Leisure Co., Mr. Esfahani served as Chief Information Officer at Qatar Airways Group, an airline company, from February 2019 to June 2021. Previously, Mr. Esfahani served as Global Chief Information Officer for MGM Resorts International, a global hospitality and entertainment company, from 2013 to 2019, where he focused on improving operations and customer experience within various lines of business across the 20 resort brands. Earlier in his career, Mr. Esfahani held chief information officer and key technology leadership positions at several companies in the financial services and trade show production industries.

Amandine Robin-Caplan, 41, has served as our Chief Brand and Communications Officer since July 2023. Prior to joining Travel + Leisure Co., Ms. Robin-Caplan spent 11 years at Pernod Ricard, a global premium wine and spirits organization, where her tenure culminated in the role of Chief Communications Officer for the USA in 2016 and then the North America region from 2017 to 2022. She also fueled the communications, brand, training, marketing and business development priorities at McCarthy Tetrault and GE Capital in Canada. Ms. Robin-Caplan also served as a board member with Columbia University Maison Francaise and Keep America Beautiful, among other organizations.

42	2026 Proxy Statement

EXECUTIVE COMPENSATION

Proposal 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our shareholders to cast a non-binding, advisory vote to approve the compensation of our NEOs described in the Compensation Discussion and Analysis starting below on page 43 and in the tabular and accompanying narrative disclosure regarding NEO compensation starting on page 51 (Say-on-Pay Vote). We encourage you to read the Compensation Discussion and Analysis and the accompanying tables and narratives for details on the 2025 compensation of our NEOs.
Recommendation for Approval
For the reasons discussed in our Compensation Discussion and Analysis, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.
Although the vote is advisory and non-binding, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Our Board unanimously recommends that shareholders vote “FOR” to approve our executive compensation program.

Executive Compensation	43

Compensation Discussion and Analysis
Overview
Our Compensation Discussion and Analysis provides an overview of our compensation strategy and program, the processes and procedures of our Compensation Committee of the Board (Committee) and the Committee’s considerations and decisions made under those programs for our NEOs for 2025.

Compensation Committee Report	63

Executive Compensation Tables	64

2025 Pay Versus Performance Disclosure	75

2025 Pay Ratio Disclosure	80
Our Named Executive Officers
Our NEOs for 2025 include the following current executive officers of the Company, in addition to our former CFO:

Michael D. Brown President and Chief Executive Officer	Erik Hoag Chief Financial Officer	Geoffrey Richards Chief Operating Officer - Vacation Ownership	Jeffrey Myers Chief Sales and Marketing Officer -Vacation Ownership	James Savina General Counsel and Corporate Secretary

44	2026 Proxy Statement

Executive Summary

Key 2025 Financial and Business Highlights(1)

$4.0B Net Revenue	$230M Net Income attributable to TNL shareholders(2)	$640M Net Cash Provided by Operating Activities	$3.44 Diluted EPS

$449M Share Repurchases + Dividends	$990M Adj EBITDA(3)	$516M Adj. FCF(3)	$6.34 Adjusted Diluted EPS(3)

HIGHLIGHT

+Achieved 8% Gross VOI sales growth year-over-year, driven by 6% VPG growth and 3% tour growth
+Generated 26% Adjusted Return on Invested Capital(3)
+Continued shareholder-focused capital allocation strategy

+Advanced our multi-brand strategy with Sports Illustrated Resorts Club sales, the introduction of Eddie Bauer Adventure Club, and the expansion of Accor Vacation Club into Indonesia
+Exited year with leverage ratio below 3.1x for covenant purposes

(1)For the twelve months ended December 31, 2025.
(2)Inclusive of $216 million in inventory write-downs and impairments related to the Resort Optimization Initiative.
(3)Non-GAAP measure: see appendices for reconciliations and definitions.

Executive Compensation	45

Total Compensation Strategy
Our Total Compensation Strategy is designed to achieve the following objectives:

Attract, retain and motivate high-performing senior management talent
•We believe that attracting and retaining high-performing senior managers is integral to our ongoing success. Our NEOs possess extensive experience in our businesses and the hospitality industry segments in which we compete and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical to our Company. Accordingly, our Total Compensation Strategy is designed in part to promote a long-term commitment from our NEOs.

Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality, service and leisure companies
•As described below, the Committee reviews benchmark data from our peer group as well as general industry compensation reference information. The Committee does not view this benchmark as a rigid standard. We also provide our NEOs with welfare and retirement benefits which are reviewed on a Company-wide basis.

Support a high-performance environment by linking compensation with performance
•We focus on deploying capital for the highest appropriate returns. Ultimately, our business objective is to grow our business while optimizing cash flow and Adjusted EBITDA. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, compensation levels are strongly influenced by corporate, business unit and individual performance.

Support a long-term focus for our executives that aligns with shareholder interests	•Long-term incentive compensation is intended to align the interests of our NEOs with those of our shareholders as well as support our goal of retaining key leaders.

Say on Pay Results, Shareholder Outreach and Responsiveness

SAY ON PAY RESULTS

Our executive compensation programs have historically received strong shareholder support, averaging 87% from 2021 -2025. Our 2025 Say-on-Pay vote received 93% support, reflecting our strong focus on shareholder outreach and the continued support of the large majority of shareholders for our executive compensation practices and pay for performance alignment.
Annual Say on Pay Results

100%
90%
80%
70%
90%
84%
91%
78%
93%
2021
2022
2023
2024
2025

46	2026 Proxy Statement

Shareholder Outreach and Responsiveness
We have a long-standing, robust shareholder outreach program in which we regularly solicit feedback on our executive compensation program, among other topics. Every year, our shareholder outreach effort is conducted by a cross-functional team including Investor Relations, Legal, and Human Resources, including our Chief Human Resources Officer; SVP, Total Rewards; SVP, Corporate & Securities and Assistant Corporate Secretary; VP, Investor Relations; and Analyst, Investor Relations.
Our practice has been to reach out to our 15 largest shareholders, representing at least 50% of our total outstanding shares. In 2025, members of management reached out to our 27 largest shareholders, representing 67% of our total outstanding shares. Of these shareholders, four accepted our invitation for a meeting, representing 13% of our outstanding shares.
Key Compensation Actions for 2025
Aligned with our Total Compensation Strategy, the Committee took the following actions with respect to our executive compensation program to continue to support a high-performance environment focused on strong execution supporting our growth strategy.

2025 Annual Incentive Plan
The 2025 Annual Incentive Plan design is consistent with the 2024 design in that we continued with a performance goal measured against corporate and business unit adjusted EBITDA targets for the CEO and senior leadership team reporting directly to the CEO, but for 2025, a performance goal based on strategic objectives was also incorporated. For 2025, management recommended and the Committee approved Adjusted EBITDA weighted at 90% (reduced from 100%) and the addition of a strategic, quantifiable goal weighted at 10%. This design continues to align the NEOs with shareholders emphasizing Adjusted EBITDA delivery through execution of our annual plan while also adding a second, quantifiable metric to our plan based on feedback we heard from our shareholders.

2025 Long-Term Incentive Plan Awards
For 2025, the Committee approved LTIP awards for our NEOs, with an award mix for our CEO of 50% PSUs and 50% time-vesting RSUs and for other NEOs of 25% PSUs and 75% time-vesting RSUs.
2025 Target LTIP Award

•PSUs are measured on an Adjusted Diluted EPS financial metric for the performance period 2025 to 2027, with achievement measured on a three-year average Adjusted Diluted EPS calculation. For each calendar year ending December 31, 2025, 2026 and 2027, the Compensation Committee will establish a “target” level of Adjusted Diluted EPS to be achieved for such year with targets set in the first quarter of each year. The percentage at which each year's target has been achieved will be averaged following the end of the full three-year performance period in order to calculate the cumulative percentage of achievement of the overall Adjusted Diluted EPS goal. The number of PSUs earned will be calculated as the target number of PSUs multiplied by the three-year average performance achievement as a percentage of target, subject to continued employment through the vesting date. We believe this approach provides alignment with long-term performance by requiring sustained achievement of long-term performance objectives while providing the flexibility to adapt to shifting market conditions and macroeconomic uncertainties.

Executive Compensation	47

2025 CEO At-Risk Pay Mix
On March 5, 2025, the Committee approved an annual target total direct compensation package for our CEO consisting of the following ongoing elements:
Of our CEO's target annual total direct compensation for 2025, 91% is variable and at-risk in the form of annual cash incentive and LTIP awards and 53.5% is contingent upon performance metrics in the form of annual cash incentive and PSUs. PSUs are 50% of our CEO’s target LTIP award and 25% of our other NEOs’ target LTIP award. While all executive officers are focused on long-term performance, our CEO has the greatest authority to make decisions regarding allocation of resources; accordingly his target LTIP award is more heavily weighted with PSUs.

2025 Compensation Highlights
Elements of Compensation
Upon review of its compensation consultant's competitive market analysis and recommendations, our Committee adopted the following 2025 total direct compensation packages for our NEOs based on their roles, levels of responsibility and their positions as executive officers of a public company of our size. Our compensation program is predominately variable and at-risk in the form of annual cash incentive and long-term incentive awards. For our CEO, 91% of target total direct compensation is variable and at-risk, and on average for our other NEOs 86% is variable and at-risk. For our CEO, 53.5% is performance based.
2025 CEO Compensation Mix

2025 Average NEO Compensation Mix
(Excluding CEO)

48	2026 Proxy Statement

Type	Element	Why We Used It	Compensation Highlights

Fixed	Base Salary	•Designed to attract and retain our NEOs and provide them with a base level of income
•Base salary increases of 4.2% were consistent with the broader employee population
•Our CEO received a lower base salary increase of 2.0%. Based on the evaluation of compensation against the market, the Compensation Committee focused the CEO’s increase on the performance components of his compensation.

Variable, Short-Term, Performance-Based	Annual Incentive Plan Awards	•Designed to create incentives for the NEOs to drive our short-term financial and operating performance and thus create value for our shareholders
•Continue to be based on performance goals measured against corporate and business unit adjusted EBITDA targets for the CEO and senior leadership team
•Adjusted EBITDA weighting decreased from 100% to 90% to allow for the addition of quantifiable strategic metric weighted 10%. Significant weighting of Adjusted EBITDA aligns the interests of NEOs and shareholders in continuing to emphasize adjusted EBITDA delivery through execution of our annual plan.
•Maximum pay-out 200% of the target award

Variable, Long-Term, Performance-Based	Long-Term Incentive Plan Awards
•Designed to drive stock price appreciation, to reward long-term business plan delivery aligned with shareholder interests and to promote executive retention
•Focused on aligning executives’ interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention

•50% PSUs for CEO and 25% PSUs for other NEOs; 50% time-vesting RSUs for CEO and 75% time-vesting RSUs for other NEOs
•Performance measured against Adjusted Diluted EPS targets determined annually for the performance period 2025 to 2027
•0%-200% of target PSU award may be earned and will be calculated as the target number of PSUs multiplied by the three-year average performance achievement as a percentage of target subject to continued employment through the vesting date.

PSUs
RSUs

Executive Compensation	49

Annual NEO Target Total Direct Compensation for 2025

Executive	Base Salary	Target Award (as % of base)	Target Annual Cash Incentive(a)	Long-Term Incentive Plan (LTIP) Target Fair Value	Target Total Direct
Michael D. Brown	$1,336,800	175%	$2,339,400	$10,850,000	$14,526,200
Erik Hoag	$650,000	85%	$552,500	$4,750,000	$5,952,500
Geoff Richards	$661,509	85%	$562,282	$3,200,000	$4,423,791
Jeffrey Myers	$621,745	100%	$721,745	$3,200,000	$4,543,490
James Savina	$628,433	85%	$534,168	$1,860,000	$3,022,601
(a)As Chief Sales and Marketing Officer, Mr. Myers' Target Annual Cash Incentive is based 50% on our annual incentive compensation program for management and 50% on our sales and marketing incentive compensation plan. In addition, Mr. Myers’ Target Annual Cash Incentive includes a one-time opportunity to earn $100,000 upon achievement of revenue goals for Margaritaville Vacation Club.
Compensation Governance Best Practices
We engage in the following practices to ensure that our executive compensation program aligns with our shareholders' interests.

WHAT WE DO	WHAT WE DON’T DO

•Our annual incentive compensation program requires achievement of rigorous financial performance metrics designed to incentivize high-performance and achievement of short-term financial goals and thus creates value for our shareholders.
•Equity awards granted to our NEOs under our long-term incentive plan are designed to align their interests with our shareholders' interests. Regular annual equity awards constitute, on average, approximately 73% of their annual target total direct compensation and vest over multi-year periods.
•Our incentive compensation program includes a performance-based equity incentive award, the vesting of which is contingent upon achievement of performance goals over a three-year period, incentivizing medium-term high performance and value growth for our shareholders.
•We continue our shareholder outreach program to seek feedback on our governance and executive compensation practices.

•Our CEO receives no tax gross-ups on perquisites.
•We have policies prohibiting our Directors and senior executives from engaging in any hedging transactions in our equity securities and from pledging, or using as collateral, our securities to secure personal loans or other obligations, including holding shares in margin accounts.
•Our NEOs do not have the right to receive cash severance based solely upon change-in-control. Severance agreements with respect to cash severance payments are double trigger following the occurrence of a change-in-control.
•None of our executive officers is entitled to any tax gross-up in connection with severance payments upon termination of employment.

50	2026 Proxy Statement

Compensation Decision-Making Process
Roles and Responsibilities

Compensation Committee
•Provides oversight on executive compensation policies and programs consistent with corporate objectives and shareholder interests
•Operates under a written charter adopted by the Board and reviews the charter on an annual basis
•Reports at our Board meetings on Committee actions and recommendations
•The Committee’s membership is determined by the Board (upon the recommendation of the Corporate Governance Committee) and is composed entirely of independent Directors.

Executive Compensation Consultant
•Provides independent advice, research and evaluation related to executive compensation and was paid $163,292 for its executive compensation services during 2025
•Prepares reports and analyses utilized by the Committee
•Provides the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends, and recommends the peer group
Aon's Executive and Board Advisory practice, a division of Aon plc (Aon), was retained by the Committee as a third-party consultant. Travel + Leisure Co. has historically engaged affiliates of Aon for insurance brokerage and actuarial services as well as compensation survey subscriptions. In this capacity, management engaged Aon, without Board involvement, to provide insurance brokerage and actuarial services for the Company during 2025. We paid $189,922 to Aon Risk Services, Inc. for these surety services during 2025 (offset in part by commissions collected by Aon Risk Services, Inc. from insurance carriers for placing Travel + Leisure Co. policies).
Aon has policies and procedures in place designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include segregation of executive compensation services in a separate business unit with performance results of that unit measured solely based on the executive compensation services, clearly defined engagements with compensation committees separate from any other services provided, management of multi-service client relationships by separate account executives, no incentives provided for cross-selling of services and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. On an annual basis, the Committee reviews the independence of Aon in accordance with NYSE requirements and considered this relationship as part of its review. Based on its review, the Committee concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon is objective and independent.

Management
•Evaluates executive performance and recommends to the Committee base salary increases, performance factors for annual incentive compensation and long-term incentive compensation for the NEOs other than our CEO.
•Works with the Committee to establish the agenda for Committee meetings and management prepares and distributes meeting information to Committee members
•Participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, the CEO’s evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself.
Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.
While the Committee reviews management’s recommendations, the Committee retains discretion over all elements and levels of the NEOs’ compensation. The Committee generally bases its decisions on a combination of management’s recommendations with respect to executive compensation, other than for our CEO, the Committee's evaluation of NEO, including CEO, performance and the external market data provided by our management and independent compensation consultant.

Executive Compensation	51

Committee Consideration of Say-On-Pay Vote
We currently hold an advisory vote on the compensation of our NEOs (Say-on-Pay Vote) on an annual basis in accordance with the preference expressed by our shareholders at our 2023 annual meeting regarding the frequency of the Say-on-Pay Vote. See “Say on Pay Results, Shareholder Outreach and Responsiveness” above in this Compensation Discussion and Analysis for additional information.
Annual Evaluation and Compensation Risk Assessment
An important aspect of the Committee's work relates to the annual determination of compensation for our executive officers. The Committee meets each year to review the performance of the executive officers and to review, consider and approve the level and mix of base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.
As part of its annual total compensation program review, the Committee considers the potential for any material risks arising from or relating to our compensation programs. The Committee believes that our compensation programs do not encourage excessive risk-taking by our executives or employees and are not reasonably likely to have a material adverse effect on Travel + Leisure Co. The following aspects of our compensation programs encourage the management of our business in a prudent manner:
•The Committee reviews and compares executive compensation against our peer group to confirm that compensation is within an acceptable range relative to the external market.
•Our performance-based compensation is in large part keyed to our earnings, aligning interests of shareholders and management, and designed to improve our core operating results as opposed to high risk strategies.
•Our annual incentive compensation opportunities and PSUs are capped at a specified maximum as a countermeasure to excessive risk-taking.
•Our commission-based sales programs are monitored by management for compliance with law and internal policies.
Compensation Review and Competitive Analysis
Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our NEOs. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain high-performing senior managers. The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

52	2026 Proxy Statement

Annually, the Committee reviews total compensation market data provided by Aon. The Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. The following peer group development criteria were used to develop competitive market values to assist with fiscal year 2025 pay decisions:

Criteria for Fiscal 2025 Peer Group	Characteristics

Industry	Similar to Travel + Leisure Co. (e.g., vacation ownership, time share, hospitality services, resort operations)

Company size	Approximately 0.33x to 3x Travel + Leisure Co's annual revenues, with a secondary focus on market capitalization

Peers	Companies using Travel + Leisure Co. in their compensation peer group

Peers of peers	Companies used in the peer groups of potential peer companies

Competitors	Companies that compete with Travel + Leisure Co. for business and management talent

Peer Group Composition for 2025. The following peer companies comprised the peer group used by the Compensation Committee for our NEO compensation determinations for 2025.

Alaska Air Group, Inc.	Hilton Worldwide Holdings, Inc.	PENN Entertainment, Inc.
Bloomin' Brands, Inc.	Host Hotels & Resorts, Inc.	Sabre Corporation
Boyd Gaming Corporation	Hyatt Hotels Corporation	Six Flags Entertainment Corporation
Caesars Entertainment, Inc.	JetBlue Airways Corporation	Vail Resorts, Inc.
Chipotle Mexican Grill, Inc.	Las Vegas Sands Corp.	Wyndham Hotels & Resorts, Inc.
Darden Restaurants, Inc.	Marriott International, Inc.
Hilton Grand Vacations, Inc.	Marriott Vacations Worldwide Corp.
For 2025, MGM Resorts International and Royal Caribbean Cruises Ltd were removed for reasons related to size. Sabre Corporation was added based on industry representation and size.
Peer Group Composition for 2026. In August 2025, the Committee reviewed our peer group composition. As a result of this review and the recommendation of our compensation consultant, the Committee determined to make the following change to our peer group effective for 2026:
•Remove: Alaska Air Group, Inc. - annual revenues above the preferred range due to the acquisition of Hawaiian Holdings, Inc.
Peer Review
Our compensation consultant’s review of the 2025 peer group compensation included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, long-term incentive compensation, total cash compensation and total compensation. Peer data was supplemented with general industry data also provided by our compensation consultant.
Consistent with our Total Compensation Strategy, we broadly target total compensation at competitive levels versus the peer group. Our compensation consultant advised management and the Committee that our NEO compensation packages are competitive with our peer group and the elements of compensation we provide our NEOs are consistent with the compensation elements provided by our peer group companies.

Executive Compensation	53

This comparative review is used only as a broad competitive reference point. The Committee does not employ a rigid benchmarking standard because the Committee does not believe that categorical guidelines or formulae are appropriate for determining the mix or levels of compensation for our NEOs. The Committee views this comparative review as one factor in making compensation decisions for our NEOs as it does not account for other factors such as challenges we face as a company, individual past and expected future performance, leadership ability, recruiting and retention needs, succession planning, experience or scope of responsibility.
2025 NEO Compensation
Base Salary
Consistent with our Total Compensation Strategy, we provide base salaries designed to attract and retain our NEOs and provide them with a base level of income. The Committee approved the following base salaries for 2025 based on a review of competitive market data from Aon's 2024 executive compensation study. Base salary increases were generally consistent with the broader employee population. Erik Hoag was newly hired with salary effective May 19, 2025.

Executive	Base Salary effective February 24, 2024	Base Salary effective February 22, 2025	Percent of Base Salary Increase
Michael D. Brown	$1,310,500	$1,336,800	2.0%
Erik Hoag	$—	$650,000	NA
Geoff Richards	$634,845	$661,509	4.2%
Jeffrey Myers	$596,684	$621,745	4.2%
James Savina	$603,103	$628,433	4.2%

54	2026 Proxy Statement

Annual Incentive Compensation
Consistent with our Total Compensation Strategy, we provide cash-based annual incentive compensation designed to create incentives for the NEOs to drive our short-term financial and operating performance and thus create value for our shareholders.

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	Goal Setting		Recommendation		Committee Review		Committee Determination

•On an annual basis, in the first quarter, management has typically recommended and the Committee has approved a target award, generally expressed as a percentage of each executive’s base salary, as well as performance metrics that include a combination of factors to determine potential annual incentive compensation for our NEOs, including Company (corporate) and/or business unit Earnings Before Interest Taxes Depreciation and Amortization (EBITDA), as adjusted, a standard measure of our profitability. Our NEOs are also measured against quantifiable strategic objectives aligned with their area of responsibility. An executive’s annual incentive compensation may be higher or lower than their target annual incentive compensation depending on the level of achievement of these performance objectives. The minimum payout opportunity for performance at threshold is 25% of the target award. For 2025, the maximum payout opportunity for our NEOs under the annual incentive compensation program is 200% of the target award. There is no payout for performance below threshold.

•The Adjusted EBITDA targets for the Company and its business units are recommended by management subject to review and approval by the Committee considering operating budgets that reflect our operating and strategic plans. Adjusted EBITDA excludes certain items which in our view do not reflect ongoing performance such as restructuring costs and impairments, the categories of which are specified at the outset of the performance period.

•Following the completion of each year, the Committee reviews the corporate and business unit operating results and applicable individual strategic goal results achieved against the pre-established performance targets approved by the Committee.
•As a threshold matter, to ensure that the performance of the individual executives is at the high level expected, senior management reviews with the Committee (or in the case of our CEO, the Committee itself reviews) each executive’s individual contributions and personal leadership together with their performance on corporate or business unit objectives, business drivers, business development and other initiatives as applicable.

•If based on this review, performance at the corporate, business unit or individual level did not meet expectations, the Committee may use its discretion to adjust downward all or a portion of the executive’s annual incentive compensation award. In exceptional circumstances, the Committee may use its discretion to increase an executive’s annual incentive compensation based on individual performance up to the maximum 200% of target award opportunity.

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Executive Compensation	55

2025 Annual Incentive Program
Fiscal Year 2025 Design
In March 2025, the Committee approved our annual cash incentive program design based 90% on Adjusted EBITDA for the CEO and his direct reports and 10% on a quantifiable strategic objective aligned with each executive’s area of responsibility. Adjusted EBITDA is measured on the consolidated business (corporate) and business unit adjusted EBITDA targets for our 2025 annual incentive program with the pre-established performance tiers ranging from 90% (threshold) up to 105.7% (maximum) of the Adjusted EBITDA target for the consolidated business and each business unit. Corresponding payout opportunity levels range, respectively, from 25% of the target award up to a maximum of 200% of the target award. Payout level is interpolated where performance is achieved between the specified performance tiers subject to the maximum payout. Performance achievement below 90% of the Adjusted EBITDA target for the corporation or a business unit results in no payout with respect to any portion of the award based on such corporate or business unit’s performance. Threshold performance for Adjusted EBITDA must be achieved for any payment to be made for the strategic objective.

Travel + Leisure Co. Adjusted EBITDA Weighting		Business Unit Adjusted EBITDA Weighting (if applicable)		Strategic Objective Performance		Payout
	+		+		=

The annual cash target incentive opportunities as a percentage of base salary for our NEOs remained the same from 2024 to 2025. Threshold, target and maximum payout levels for our NEOs as a percentage of salary, as approved by the Compensation Committee, are set forth in the table below.

Executive	Threshold (25% of Target)	Target(a)	Maximum (200% of Target)
Michael D. Brown	43.75%	175%	350%
Erik Hoag	21.25%	85%	170%
Geoff Richards	21.25%	85%	170%
Jeffrey Myers	12.50%	50%	100%
James Savina	21.25%	85%	170%
(a)As Chief Sales and Marketing Officer, Mr. Myers' Target Annual Cash Incentive is based 50% on our annual incentive compensation program for management and 50% on our sales and marketing incentive compensation plan.

56	2026 Proxy Statement

Each NEO's annual cash incentive components and weightings for the 2025 fiscal year are set forth below.

COMPONENT AND WEIGHTING

Executive	Travel + Leisure Co Adjusted EBITDA Weighting	Business Unit Adjusted EBITDA Weighting	Strategic Objective Metric Weighting

Michael D. Brown

Erik Hoag

Geoff Richards

Jeffrey Myers*

James Savina

*    Based on his role as Chief Sales and Marketing Officer, Mr. Myers also continues to participate in a sales incentive plan which accounts for 50% of his annual cash bonus opportunity.
Overall Payout Results for 2025
The Corporate and Business Unit goals and actual performance results under the annual cash incentive program for the fiscal year ended December 31, 2025 are outlined in the table below.
2025 Financial Performance Targets and Results (weighted 90%)

Component and weighting	2025 Financial Performance Targets and Results

Business Units		Adjusted EBITDA (millions)
	Performance	Threshold	Target	Maximum	Payout

Travel + Leisure Co.	103.5%				136.4%

Vacation Ownership	109.3%				200%

Executive Compensation	57

2025 Strategic Objectives and Results (weighted 10%)
In addition to our financial performance targets, our CEO and his leadership team are measured on a strategic goal component weighted 10% of their annual incentive target. Strategic goals are approved by the Committee for each of the named executive officers and achievement levels are outlined in the following table. We do not disclose threshold, target and maximum performance goals due to the potential for competitive harm with metrics that are not otherwise publicly disclosed.

Executive	Objective	Payout Level	Payout %
Michael D. Brown	Reduce Inventory on Balance Sheet	Maximum	200%
Erik Hoag	Cash Conversion from Adjusted EBITDA	Maximum	200%
Geoff Richards	Sports Illustrated Operational VOI Sales	Below Threshold	—%
Jeffrey Myers	Marketing and Sales Cost	Target	100%
James Savina	Conclusion of SEC legal matter	Threshold	25%
Total Payout

Executive	Payout %	Total Target	Total Payout
Michael D. Brown	142.8%	$2,332,843	$3,331,300
Erik Hoag	142.8%	$343,610	$490,674
Geoff Richards	141.8%	$559,053	$792,738
Jeffrey Myers	151.8%	$309,087	$469,195
James Savina	125.3%	$531,101	$665,469
Based on his role as Chief Sales and Marketing Officer, Mr. Myers also continues to participate in a sales incentive plan. His annual incentive award under our annual compensation program accounts for 50% of his annual cash bonus opportunity while his sales incentive cash bonus accounts for the remaining 50% of his cash bonus opportunity. This 2025 sales incentive plan is measured against targets for Net Operating Income (“NOI”), Revenue and Cost Management for Vacation Ownership North America. In 2025, a qualifier was added to the plan requiring achievement of a New Owner Revenue target in order to receive payout greater than 110% of target on NOI and Revenue metrics. These targets, established in the first quarter of 2025, were deemed to be challenging but achievable. Under this sales incentive plan, Mr. Myers is eligible to be paid up to 200% on each metric based on plan performance in the given year with any amount greater than 200% on each metric to be paid equally over the following 2 years if continued service requirements are met. As NOI is a critical driver in delivering overall company Adjusted EBITDA performance and is a key driver of shareholder value, it was important to incentivize Mr. Myers’ for continued delivery of strong NOI performance. As NOI performance exceeded target but the New Owner Revenue target was not met under the qualifier, in the fourth quarter management requested and the Compensation Committee approved payout up to 150% (from 110%). This plan paid out at 146.9% of target.
In 2025, Mr. Myers also received a one-time bonus of $100,000 for achievement of $122M in Margaritaville Vacation Club Revenue on a target of $100M.
Mr. Hoag’s target and total payout are pro-rated based on hire date of May 19, 2025.
The Non-Equity Incentive Plan and Bonus columns of the Summary Compensation Table list the annual incentive compensation we paid our NEOs for 2025.

58	2026 Proxy Statement

Long-Term Incentive Compensation
Consistent with our Total Compensation Strategy, we provide our NEOs with long-term incentive compensation designed to drive stock price appreciation, to reward execution of our long-term business plan and to promote executive retention. Accordingly, our long-term incentive compensation for our NEOs generally focuses on aligning their interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention. Long-term incentive compensation awards are granted under our 2006 Equity and Incentive Plan, as amended and restated. Our compensation consultant and the Committee periodically review our plan design to confirm its consistency with our peers with respect to items such as long-term incentive mix prevalence and vesting provisions.
As a general matter, management annually recommends to the Committee an aggregate budget available for long-term incentive compensation. Long-term incentive compensation is recommended by management (other than for our CEO) and reviewed and granted by the Committee to the NEOs based on individual performance review, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include consolidated or business unit results of operations, achievement of strategic objectives and demonstrated leadership. To determine annual grant sizes, the Committee considers a variety of relevant factors, including competitive market data from peer companies and survey data provided by Aon, the macro-economic environment for our industry, the Company’s annual equity utilization and overall dilutive profile, Company and individual performance, and other aspects that are important factors for determining competitive total compensation opportunities for our executives.
2025 Long-Term Incentive Plan Awards
On March 5, 2025, the Committee approved an LTIP award for our CEO in the form of 50% PSUs and 50% time-vesting RSUs. The other NEO awards were in the form of 25% PSUs and 75% time-vesting RSUs.

PSUs	RSUs

•0%-200% of target award may be earned based on achievement level of three-year average performance against Adjusted Diluted EPS financial metric for the performance period 2025 to 2027.	•Vest ratably over four years, subject to continued employment.

Management and the Committee believe that average Adjusted Diluted EPS is an appropriate multi-year profitability measure that is complementary to our annual incentive cash program performance metric, Adjusted EBITDA, and a strong indicator of the value we return to our shareholders. The Adjusted Diluted EPS targets are set to generally align with our strategic growth plan. Consistent with our 2024 PSU grant, the number of earned PSUs is measured using the three-year average performance achievement against three successive one-year Adjusted Diluted EPS goals. Management and the Committee believe strongly that this design to include three-year average performance against Adjusted Diluted EPS performance is appropriate because it allows realistic targets to be set when management and the Committee have the most current understanding of internal financial information and external market conditions. The Committee will ensure ongoing shareholder alignment and continuous improvement by approving annual threshold, target and stretch Adjusted Diluted EPS targets.
We generally do not disclose forward-looking goals before the close of the performance period as it is competitively sensitive information. We intend to disclose these 2025 PSU goals following the end of the three-year performance period, at which time achievement against performance goals will be determined.

Executive Compensation	59

LTIP Performance Stock Units Awarded in 2023
In alignment with our philosophy of emphasizing performance-based compensation, the Committee awarded 2023 PSUs measured on achievement of three-year cumulative Adjusted Diluted EPS. Our CEO and other NEOs were granted an award in the form of PSUs that provided the opportunity to earn 25% of LTIP target if threshold was achieved and up to a maximum of 200% of target LTIP award for maximum performance, with no vesting occurring below threshold performance. Cumulative Adjusted Diluted EPS for the three-year performance period, including specified adjustments under the award agreement, was $18.14 which would have resulted in no vesting under the plan. The Compensation Committee determined amounts earned under the PSUs after reviewing the Company’s Cumulative Adjusted Diluted EPS performance together with a qualitative assessment of Company and Management performance for the three-year measurement period, particularly in the Vacation Ownership segment. Our NEOs were critical in advancing our multi-brand strategy with the launch of Sports Illustrated Resorts in 2023, the acquisition of Accor Vacation Club in 2024 and the launch of Eddie Bauer Adventure Club in 2025, all while overseeing exceptional performance by our core Vacation Ownership brands. In addition, our NEOs were instrumental in leading our Resort Optimization Initiative. During the measurement period, however, the business was negatively impacted by unforeseen increases to interest rates, with the largest impact in 2024. Due to the exceptional operational execution by our Chief Operating Officer and Chief Sales & Marketing Officer for Vacation Ownership and the critical role of our General Counsel in the launch of new brands and his leadership on the Resort Optimization Initiative, as well as our continued return of capital to shareholders through increased dividends and share buybacks, the Compensation Committee approved the use of positive discretion for NEOs, excluding our CEO, due to the unforeseen impact of interest rate headwinds. Taking this adjustment into account resulted in Cumulative Adjusted Diluted EPS of $18.80, resulting in vesting, slightly above threshold, of 52.76% of the target PSU shares granted. No vesting occurred for our CEO. Mr. Hoag, our CFO, was not employed at the time of the 2023 grant and thus did not have PSUs to vest. These shares are included in the Outstanding Equity Table.
Financial Targets for 2023 PSU Awards Covering the 2023-2025 Performance

	Threshold	Target	Maximum	Payout
	25% Vesting	100% Vesting	200% Vesting

Adjusted Diluted EPS				52.76%

60	2026 Proxy Statement

Summary of Outstanding Equity Performance Awards
0%-200% of the target amount of outstanding PSUs may be earned based on the achievement level of predetermined Adjusted Diluted EPS financial metrics over a three-year performance period. In 2024, we introduced a calculation based on three-year average performance against Adjusted Diluted EPS, as outlined below, for the measurement period of January 1, 2024 - December 31, 2026. We continued with this approach for 2025 for the measurement period of January 1, 2025 - December 31, 2027 and for 2026 for the measurement period of January 1, 2026 - December 31, 2028. We believe this approach provides alignment with long-term performance by requiring sustained achievement of long-term performance objectives while providing the flexibility to adapt to shifting market conditions and macroeconomic uncertainties.
•For each calendar year in the measurement period, the Compensation Committee will establish a “target” level of Adjusted Diluted EPS to be achieved for such year with targets set in the first quarter of each year.
•The vesting percentage at which each year's target has been achieved will be averaged following the end of the full three-year performance period in order to calculate the average percentage of achievement of the overall Adjusted Diluted EPS goal.
•The number of PSUs earned will be calculated as the target number of PSUs multiplied by the three-year average performance achievement as a percentage of target, subject to continued employment through the vesting date.

	2024 Fiscal Year	2025 Fiscal Year	2026 Fiscal Year	2027 Fiscal Year	2028 Fiscal Year

2024 PSUs	Year 1	Year 2	Year 3

3-year average performance against Adjusted Diluted EPS

	2025 PSUs	Year 1	Year 2	Year 3

3-year average performance against Adjusted Diluted EPS

		2026 PSUs	Year 1	Year 2	Year 3

3-year average performance against Adjusted Diluted EPS

Perquisites and Other Compensation Arrangements
Perquisites
We provide our NEOs with perquisites that management and the Committee believe are reasonable, competitive and consistent with our Total Compensation Strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.
In February 2025, the Committee approved perquisites for the NEOs including a leased automobile and financial planning services. For certain perquisites, the NEOs other than Mr. Brown receive a tax gross-up, which means they receive additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. Mr. Brown does not receive any tax gross-up on perquisites. The Committee approved personal use of Company-provided non-commercial aircraft for Mr. Brown. The Committee believes that it is in the best interests of the Company from productivity and safety perspectives that the CEO be eligible to use Company provided non-commercial aircraft for personal use. Personal use of non-commercial aircraft is limited to 20 hours per calendar year for the CEO. Mr. Brown used fourteen hours of Company provided non-commercial aircraft for personal use in 2025.
The 2025 All Other Compensation Table lists compensation attributable to perquisites provided to the NEOs for 2025.

Executive Compensation	61

Deferred Compensation Plans
Officer Deferred Compensation Plan. Our nonqualified officer deferred compensation plan permits NEOs to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary, annual cash incentive compensation and annual cash sales incentive compensation.
The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our NEOs are listed in the Nonqualified Deferred Compensation Table.
401(k) Plan. We provide all employees, including our NEOs, with a 401(k) plan after thirty (30) days of service. Our 401(k) plan permits NEOs to defer base salary, subject to applicable Internal Revenue Code dollar limits. We provide NEOs and other participants a Company match of base salary contributed up to 6% of base salary after one year of service as permitted under the plan and subject to applicable IRC dollar limits. The Company match is 100% vested.
Severance Arrangements
The employment agreements and employment letters of our NEOs provide for payments as a percentage of base salary and annual incentive compensation, as well as accelerated vesting of specified long-term equity grants, and in the case of performance-based equity awards, vesting based on performance during a specified period, if the executive’s employment is terminated without cause or, if applicable, for a constructive discharge. These payments and terms are discussed more specifically below under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change-in-Control.”
The severance terms for the NEOs were established in connection with their employment agreements and employment letters consistent with peer group market practices. We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the peer group data review.
Change-in-Control Arrangements
In the event of a change-in-control of Travel + Leisure Co., the NEOs receive cash severance payments only if their employment is terminated without cause or, if applicable, for constructive discharge following the change-in-control. Our NEOs are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Long-term equity compensation grants made to all eligible employees, including the NEOs, fully vest on a change-in-control. The payments and terms of our NEOs’ change-in-control arrangements are discussed under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change-in-Control.”
The change-in-control terms concerning cash severance pay for the NEOs established in connection with their employment agreements are generally consistent with peer group market practices. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the NEOs to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements arises only in the context of an imminent change-in-control. The terms do not enhance the NEOs’ current income and therefore are independent of the peer group regular compensation data review.

62	2026 Proxy Statement

Compensation Policies and Governance Practices
Executive Officer Stock Ownership Guidelines
Our Executive Officer Stock Ownership Guidelines are intended to further align the interests of executive officers with the interests of shareholders. Stock ownership meeting the guidelines includes common stock and RSUs but excludes PSUs and vested and unvested stock options.

Position	Stock Ownership Requirement with Market Value at Least Equal to Base Salary Multiple	Compliance Period	Compliance Status

CEO	5x	Five years after first becoming an executive officer subject to the guidelines	As of December 31, 2025, all of the NEOs then employed exceeded these stock ownership requirements.

CFO	3x

Other Executive Officers	2x
Clawback Policy
On August 8, 2023 the Committee approved the adoption of the Travel + Leisure Co. Incentive Compensation Recovery Policy effective October 2, 2023. Under the policy, generally speaking, the Company is required to recover erroneously awarded incentive-based compensation, as defined in the policy, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The policy covers each individual who is or was designated as an “officer” of the Company for purposes of Section 16 under the Exchange Act whether or not such covered executive is serving at the time the excess compensation is required to be repaid to the Company. The policy applies without regard to whether any misconduct occurred or whether the covered executive had any individual knowledge or responsibility related to the erroneous financial statements necessitating the relevant accounting restatement. If triggered, the policy requires the recovery of any excess incentive-based compensation received by covered executive officers during the three fiscal years preceding the date of the accounting restatement. The policy applies to material accounting errors that require a restatement of prior year financial results (commonly known as “Big R” restatements) as well as to errors that are corrected in current year results (commonly known as “little R” restatements).
Policy Against Hedging and Pledging of Company Stock
Our Insider Trading Policy, which is discussed further below, contains restrictions on transactions in our securities by our Directors, executive officers and other employees who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from directly or indirectly purchasing financial instruments or engaging in any derivative transactions that are designed to hedge, offset or eliminate the risk of any decrease in the market value of Travel + Leisure Co. securities. These persons are also prohibited under this policy from pledging Travel + Leisure Co. securities as collateral for personal loans, including holding Travel + Leisure Co. securities in margin accounts.
Insider Trading Policy
The Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted our Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees, that it believes is reasonably designed to promote compliance with the insider trading laws, rules and regulations and any applicable listing standards. A copy of the Travel & Leisure Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, with respect to the Company’s trading in its own securities, the Company follows procedures that it believes are reasonably designed to comply with the insider trading laws, rules and regulations and any applicable listing standards.

Executive Compensation	63

Policy and Practices Regarding Timing of Stock Options and other Equity Awards
The Board and the Committee maintain a Policy on Granting Equity Awards (Equity Grant Policy) for executive officers, other senior management, other employees, and non-employee Directors. The Equity Grant Policy is intended to prevent equity grant timing issues. Under the Equity Grant Policy the Committee approves annual cycle equity grants to executive officers, senior management, and other employees. The annual cycle equity grants to the executive officers, other senior management, and other employees generally occurs (including for 2025 annual cycle equity grants) at a pre-set meeting of the Committee occurring in the first quarter following the end of the fiscal year. In addition to annual cycle equity awards, equity awards may be granted at other times during the year in connection with new hires, promotions and other special circumstances. The Equity Grant Policy provides that the equity grant date is to be a NYSE trading day occurring within twenty NYSE trading days of the date on which the Company announces its quarterly results of operations, except for full value awards to employees who are not members of the Senior Executive Leadership which may occur on other dates. No stock options or stock option type equity awards were made by the Company in 2025, except in connection with our Employee Stock Purchase Plan which is generally available to all employees. The Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and it is the Company’s practice not to time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Compensation Committee Report
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
COMPENSATION COMMITTEE
Louise F. Brady (Chair)
James E. Buckman
Denny Marie Post
Michael H. Wargotz

64	2026 Proxy Statement

Executive Compensation Tables
2025 Summary Compensation Table
The following table summarizes compensation paid to our NEOs for 2025, 2024, and 2023.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)
Michael D. Brown President and Chief Executive Officer	2025	1,331,756	—	10,849,962	3,331,300	487,675	16,000,693
	2024	1,310,504	—	10,499,986	2,476,845	372,166	14,659,501
	2023	1,300,792	—	9,799,932	1,112,668	210,686	12,424,078

Erik Hoag Chief Financial Officer	2025	375,000	—	4,749,929	490,674	192,762	5,808,365
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—

Geoffrey Richards Chief Operating Officer - Vacation Ownership	2025	656,395	—	3,199,936	792,738	170,145	4,819,214
	2024	629,222	—	3,199,995	598,797	147,832	4,575,846
	2023	605,922	48,697	3,499,970	252,254	131,912	4,538,755

Jeffrey Myers Chief Sales and Marketing Officer - Vacation Ownership	2025	616,934	—	3,199,936	1,024,285	175,671	5,016,826
	2024	591,395	—	3,199,995	670,643	146,867	4,608,900
	2023	569,503	26,923	3,499,970	384,402	132,393	4,613,191

James Savina General Counsel and Corporate Secretary	2025	623,579	—	1,859,967	665,469	169,786	3,318,801
	2024	597,765	—	1,799,918	550,507	152,328	3,100,518
	2023	575,633	46,262	2,299,949	288,158	137,559	3,347,561

Michael A. Hug Former Chief Financial Officer	2025	368,950	—	—	—	80,028	448,978
	2024	669,547	—	3,299,955	616,618	157,061	4,743,181
	2023	644,759	51,818	3,599,936	322,763	137,194	4,756,470
(a)Represents the aggregate grant date fair value of equity awards computed in accordance with ASC 718. The grant date fair value for RSU and PSU awards is measured based on the closing price of our common stock on the date of grant. The amount in the stock awards column reflects the grant date fair value of time-vesting RSUs and of PSUs at target granted under the 2025 LTIP. The grant date fair value of PSUs granted in 2025 assuming maximum performance achievement under award terms is as follows: Mr. Brown, $10,849,962; Mr. Hoag, $1,249,942; Mr. Richards, $1,599,941; Mr. Myers, $1,599,941; and Mr. Savina, $929,956.
(b)For 2025, the amount shown in “Non-Equity Incentive Plan Compensation” reflects annual incentive compensation for 2025, paid in 2026 and for Mr. Myers, also includes sales incentive compensation earned in 2025. The total payout for Mr. Myers under the sales incentive plan for 2025 was $555,090, including the $100,000 bonus paid for achievement of revenue goals for Margaritaville Vacation Club.
(c)See All Other Compensation Table for a description of compensation included in this column.

Executive Compensation	65

2025 All Other Compensation Table
The All Other Compensation column in the Summary Compensation Table includes the following for 2025.

	Mr. Brown ($)	Mr. Hoag ($)	Mr. Richards ($)	Mr. Myers ($)	Mr. Savina ($)	Mr. Hug ($)
Company Automobile(a)	31,580	12,822	29,793	22,956	28,716	8,020
Non-commercial aircraft(b)	132,342	—	—	—	—	—
Financial Planning Services(c)	17,490	14,105	14,893	14,893	14,680	10,734
401(k) Company Match	21,000	—	21,000	18,250	21,000	20,511
Deferred Compensation Company Match	279,783	51,940	86,948	92,793	77,343	22,137
Recognition/Income Gifts(d)	—	—	—	6,041	—	—
Aggregate Tax Gross-Up(e)	—	27,606	16,390	13,539	18,556	14,437
Executive Annual Physical(f)	—	—	—	—	9,491	—
Relocation	—	86,289	—	—	—	—
Other(g)	5,480	—	1,121	7,199	—	4,189
Total(h)	487,675	192,762	170,145	175,671	169,786	80,028
(a)Aggregate incremental cost of automobile benefit calculated as the aggregate Company cost less any executive contribution. The amounts for Company cost include insurance and other charges and exclude tax gross-up described below. Under this program, executives have the option to purchase their vehicle at depreciated book value at the end of their lease, for which there is no direct aggregate incremental cost to the Company; however, in that case the Company foregoes the proceeds from the sale of the car by our leasing vendor, which would amount to any positive difference between the sale price of the vehicle and depreciated book value.
(b)Our Compensation Committee has approved up to 20 hours of personal use of a Company-provided non-commercial aircraft for our CEO annually. The value shown here is the aggregate incremental cost to the Company and reflects the full cost charged to the Company for such use. On certain occasions a spouse, family member or other guests may accompany the CEO on a personal trip for which there is generally no additional aggregate incremental cost to the Company.
(c)Amounts exclude tax gross-up described below in footnote (e).
(d)Amount recognized as income related to Mr. Myers’ attendance at employee recognition events. He did not receive tax-gross up payments for any amount related to attendance at these events.
(e)Mr. Brown does not receive any tax-gross up on perquisites. Aggregate tax gross-up for our other NEOs consisted of the following: Mr. Hoag: automobile $573, financial planning $6,146 and relocation $20,887; Mr. Richards: automobile $11,814 and financial planning $4,576; Mr. Myers: automobile $8,963 and financial planning $4,576; Mr. Savina: automobile $13,980 and financial planning $4,576; and Mr. Hug: automobile $9,861 and financial planning $4,576.
(f)Aggregate cost to the Company of annual executive physicals for our NEOs.
(g)These amounts reflect the aggregate incremental cost to the Company related to a spouse or other invited guests accompanying Messrs. Brown, Richards, Myers and Hug to certain business functions. Messrs. Brown, Richards, Myers and Hug did not receive tax-gross up payments for these amounts. On occasion, an executive officer's spouse or other invited guests may accompany the executive officer on a Company-provided non-commercial aircraft (leased under timeshare or chartered) when the aircraft is in use for business purposes. In those cases, there generally has not been additional aggregate incremental cost to the Company and, as a result, no amount associated with such use is reflected in the “2025 All Other Compensation Table.”
(h)The value of dividends is factored into the grant date fair value of our stock awards. Accordingly, dividends paid on vesting of RSUs are not reflected in the table above.

66	2026 Proxy Statement

2025 Grants of Plan-Based Awards Table
The following table summarizes grants of plan-based awards made to the NEOs in 2025.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(a)			All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	Grant Date Fair Value of Stock and Option Awards(c) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Brown	3/5/2025							98,996	5,424,981
	3/5/2025				24,749	98,996	197,992		5,424,981
	(d)	583,211	2,332,843	4,665,686
Mr. Hoag	5/20/2025							83,064	4,124,958
	5/20/2025				3,146	12,585	25,170		624,971
	(d)	85,903	343,610	687,220
Mr. Richards	3/5/2025							43,795	2,399,966
	3/5/2025				3,649	14,598	29,196		799,970
	(d)	139,763	559,053	1,118,106
Mr. Myers	3/5/2025							43,795	2,399,966
	3/5/2025				3,649	14,598	29,196		799,970
	(d)	215,114	718,920	1,337,842
Mr. Savina	3/5/2025							25,456	1,394,989
	3/5/2025				2,121	8,485	16,970		464,978
	(d)	132,775	531,101	1,062,202
(a)The amounts in these columns represent the threshold, target and maximum number of shares that may be earned under PSU awards granted on March 5, 2025 and for Mr. Hoag on May 20, 2025. PSUs are subject to vesting based on achievement against a pre-established performance metric, Adjusted Diluted Earnings Per Share (EPS), measured over the three-year performance period (January 1, 2025 to December 31, 2027) with the Adjusted Diluted EPS targets set in the first quarter of each year. Participants do not earn any shares for performance below threshold.
(b)Represents a grant of RSUs which vest ratably over a period of four years on each anniversary of March 10, 2025, with the exception of Mr. Hoag who holds 45,308 RSUs that vest ratably over a period of three years on each anniversary of May 25, 2025 and 37,756 RSUs that vest ratably over a period of four years on each anniversary of May 25, 2025.
(c)Represents the aggregate grant date fair value of equity awards computed in accordance with ASC 718. Grant date fair value of PSUs is based on the probable outcome on the grant date (the target number of PSUs awarded).
(d)Represents potential threshold, target and maximum annual incentive compensation under the 2025 annual incentive program. Amounts actually paid for 2025 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Potential threshold, target and maximum for Mr. Myers includes amounts for annual incentive compensation and his continued participation in the sales incentive plan.
Under our 2006 Equity and Incentive Plan, as amended and restated, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are paid in cash only to the extent the underlying RSUs and PSUs vest.

Executive Compensation	67

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table summarizes the number of securities underlying outstanding plan awards for the NEOs as of December 31, 2025.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested ($)(a)
		Exercisable	Unexercisable
Mr. Brown	3/7/2019	139,198	—	(b)	$44.38	3/7/2029
	3/4/2020	223,521	—	(c)	$41.04	3/4/2030
	3/4/2020	343,406	—	(d)	$41.04	3/4/2030
	3/3/2021	113,407	—	(e)	$59.00	3/3/2031
	3/1/2022						18,205	(f)	1,283,999
	3/7/2023						52,157	(g)	3,678,633
	3/12/2024						87,132	(h)	6,145,420
	3/5/2025						98,996	(i)	6,982,188
	3/7/2023									—	(k)	—
	3/12/2024									232,352	(l)	16,387,787
	3/5/2025									197,992	(m)	13,964,376
Mr. Hoag	5/20/2025						83,064	(j)	5,858,504
	5/20/2025									25,170	(m)	1,775,240
Mr. Richards	3/1/2022						7,980	(f)	562,829
	3/7/2023						24,004	(g)	1,693,002
	3/12/2024						39,832	(h)	2,809,351
	3/5/2025						43,795	(i)	3,088,861
	3/7/2023									18,449	(k)	1,301,208
	3/12/2024									35,406	(l)	2,497,185
	3/5/2025									29,196	(m)	$2,059,194
Mr. Myers	3/1/2022						7,980	(f)	$562,829
	3/7/2023						24,004	(g)	$1,693,002
	3/12/2024						39,832	(h)	$2,809,351
	3/5/2025						43,795	(i)	$3,088,861
	3/7/2023									18,449	(k)	$1,301,208
	3/12/2024									35,406	(l)	$2,497,185
	3/5/2025									29,196	(m)	$2,059,194
Mr. Savina	3/1/2022						4,256	(f)	$300,176
	3/7/2023						13,336	(g)	$940,588
	3/12/2024						22,405	(h)	$1,580,225
	3/5/2025						25,456	(i)	$1,795,412
	3/7/2023									14,696	(k)	$1,036,509
	3/12/2024									19,914	(l)	$1,404,534
	3/5/2025									16,970	(m)	$1,196,894
Mr. Hug	3/1/2022						8,512	(f)	$600,351
	3/7/2023						24,893	(g)	$1,755,703
	3/12/2024						41,076	(h)	$2,897,090
(a)Calculated using closing price of Travel + Leisure Co. common stock on the New York Stock Exchange on December 31, 2025, of $70.53.

68	2026 Proxy Statement

(b)Grant of stock options, which vested ratably over a period of four years on each anniversary of March 7, 2019.
(c)Grant of stock options, which vested ratably over a period of four years on each anniversary of March 10, 2020.
(d)Grant of stock options, which cliff vested after five years on March 10, 2025.
(e)Grant of stock options, which vested ratably over a period of four years on each anniversary of March 10, 2021.
(f)Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 10, 2022.
(g)Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 10, 2023.
(h)Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 15, 2024.
(i)Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 10, 2025.
(j)Grant of RSUs 45,308 of which vest ratably over a period of three years on each anniversary of May 25, 2025 and 37,756 of which vest ratably over a period of four years on each anniversary of May 25, 2025.
(k)Grant of PSUs which vested following the conclusion of a three-year performance period ending on December 31, 2025, based on cumulative Adjusted Diluted EPS, as measured against pre-established performance tiers. Based on the Compensation Committee’s approval of the use of positive discretion as described in the Compensation Discussion and Analysis under “LTIP Performance Stock Units Awarded in 2023”, the awards were paid out at 52.76% of the target PSUs granted. No positive discretion was approved for our CEO and thus no PSU awards vested for Mr. Brown.
(l)Grant of PSUs, which vest following the conclusion of a three-year performance period ending on December 31, 2026, based on adjusted Diluted EPS, measured over the three-year performance period against pre-established performance tiers. Amount reported is based on performance through December 31, 2025, and represents the number of shares which may be earned for maximum performance.
(m)Grant of PSUs, which vest following the conclusion of a three-year performance period ending on December 31, 2027, based on adjusted Diluted EPS, measured over the three-year performance period against pre-established performance tiers. Amount reported is based on performance through December 31, 2025, and represents the number of shares which may be earned for maximum performance.
2025 Option Exercises and Stock Vested Table
The following table summarizes vesting of RSUs and PSUs held by and the options exercised by the NEOs in 2025.

	Option Awards			Stock Awards
Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mr. Brown	—	—	—	3/10/2025	211,111	10,772,994
	—	—	—	3/15/2025	29,044	1,393,531
Mr. Richards	7/25/2025	124,454	2,492,042	3/10/2025	49,734	2,537,926
	—	—	—	3/15/2025	13,277	637,030
Mr. Myers	7/24/2025	110,885	2,174,640	3/10/2025	49,734	2,537,926
	—	—	—	3/15/2025	13,277	637,030
Mr. Savina	7/24/2025	65,665	1,295,242	3/10/2025	26,932	1,374,340
	—	—	—	3/15/2025	7,468	358,315
Mr. Hug	7/24/2025	73,933	1,571,863	3/10/2025	52,764	2,692,547
	10/27/2025	55,679	1,179,838	3/15/2025	13,692	656,942
(a)The amounts shown in this column represent the number of shares exercised multiplied by the difference between the option exercise price and the market price on the date of exercise.
(b)Amounts reflect the number of shares vested multiplied by the closing market price per share on the vesting date of Travel + Leisure Co. common stock. The March 10, 2025 closing share price was $51.03. As March 15, 2025 was on a weekend, the March 14, 2025 closing share price was $47.98.

Executive Compensation	69

2025 Nonqualified Deferred Compensation Table
The following table provides information regarding 2025 nonqualified deferred compensation for the NEOs under our Officer Deferred Compensation Plan. None of our NEOs has a balance under our Savings Restoration Plan.

Name	Executive Contributions in 2025 ($)(a)	Company Contributions in 2025 ($)(b)	Aggregate Earnings in 2025 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2025 ($)(d)
Mr. Brown	279,783	279,783	2,034,100	191,592	2,169,045
Mr. Hoag	51,940	51,940	45,976	—	46,711
Mr. Richards	173,896	86,948	3,881,599	—	4,061,519
Mr. Myers	154,655	92,793	3,965,112	—	4,223,837
Mr. Savina	77,343	77,343	925,451	—	984,206
Mr. Hug	22,137	22,137	2,203,800	190,771	2,182,186
(a)All amounts are included as 2025 compensation in the Summary Compensation Table. Includes amounts applicable to 2025 annual incentive compensation paid in 2026 and for Mr. Myers annual sales incentive compensation paid in 2025.
(b)All amounts are reported as 2025 compensation in the All Other Compensation Table. Includes amounts applicable to 2025 annual incentive compensation paid in 2026 and for Mr. Myers annual sales incentive compensation paid in 2025.
(c)Represents gains or losses in 2025 on investment of aggregate balance.
(d)Salary, annual incentive compensation and annual sales incentive compensation deferred under the Officer Deferred Compensation Plan, as well as Company contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned. As a result, this column includes amounts that have been reported as compensation in the Summary Compensation Table in previously filed proxy statements for those NEOs who have previously served as NEOs. This column reflects the ending balance posted to NEO accounts at December 31, 2025 which does not include 2025 annual incentive compensation earned in 2025 but paid in 2026.
Our Officer Deferred Compensation Plan is described in the Compensation Discussion and Analysis. The aggregate balances of the NEOs are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2025, we offered a choice of investment options including money market, debt, equity and lifecycle funds.
Agreements with Named Executive Officers
The following describes our employment, termination and related arrangements with our NEOs. Additional information regarding the termination arrangements of our NEOs can be found under “Potential Payments on Termination or
Change-in-Control.”
Mr. Brown
Employment Agreement. We entered into an amended and restated employment agreement with Michael Brown, our CEO, dated June 1, 2024 which extended the term of his employment with the Company for a period of three years until May 31, 2027.
Mr. Brown’s agreement provides for a minimum base salary of $1,310,500, and an annual incentive compensation opportunity with a target amount equal to 175% of his base salary subject to meeting performance goals. Mr. Brown is also eligible for grants of long-term incentive compensation as determined by the Compensation Committee and employee benefits and perquisites generally available to our senior executive officers. Mr. Brown's agreement provides for up to 20 hours per calendar year of personal use of an aircraft made available by the Company, subject to such terms and conditions determined by the Committee during the period of employment.
Mr. Brown’s agreement provides that if his employment during the term of employment is terminated without cause or due to a constructive discharge, he will be entitled to a lump sum payment equal to 299% of the sum of (a) his then base salary, plus (b) an amount equal to the highest annual incentive award paid to him with respect to the three fiscal years

70	2026 Proxy Statement

immediately preceding such termination (but in no event exceeding his then target annual incentive award). In addition, all time-based equity awards (including stock options, stock appreciation rights, and RSUs) which would have otherwise vested within one year following such employment termination, will vest upon such termination, and any performance-based equity awards (excluding stock options and stock appreciation rights) will vest and be paid on a pro rata basis (to the extent that the performance goals applicable to such award are achieved), with such proration to be determined based upon the portion of the full performance period during which he was employed plus 12 months, with payment of such performance-based awards to occur at the time such awards are paid to employees generally. The foregoing provisions relating to such equity awards will not supersede or replace any provision or right of the executive relating to the acceleration of the vesting of such awards in the event of a change in control or upon his death or disability. He will also be entitled to a two-year post-termination exercise period for any outstanding vested stock appreciation rights and options (but not beyond the original expiration date). He will also be entitled to elect medical, dental and vision benefits coverage under COBRA and, if he elects such coverage, the Company will reimburse him for the costs of such continuing health coverage under COBRA until the earlier of (x) 18 months from the coverage commencement date or (y) the date he becomes eligible for health and medical benefits from a subsequent employer.
Under his employment agreement, Mr. Brown has agreed to be subject to various restrictive covenants. Mr. Brown’s entitlement to the foregoing severance payments and benefits is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.
Mr. Hoag
Employment Agreement. We entered into a new employment agreement with Erik Hoag, our CFO, dated May 19, 2025, in connection with his appointment to the CFO position.
Mr. Hoag’s agreement provides for a minimum base salary of $650,000 and an annual incentive compensation opportunity with a target amount equal to 85% of his base salary subject to meeting performance goals. Mr. Hoag is also eligible for grants of long-term incentive compensation as determined by the Compensation Committee and employee benefits and perquisites generally available to our senior executive officers.
Mr. Hoag’s agreement provides that if his employment during the term of employment is terminated without cause or due to a constructive discharge, he will be entitled to a lump sum payment equal to 200% of the sum of (a) his then base salary, plus (b) an amount equal to the highest annual incentive award paid to him with respect to the three fiscal years immediately preceding such termination (but in no event exceeding his then target annual incentive award). In addition, all time-based equity awards (including stock options, stock appreciation rights, and RSUs) which would have otherwise vested within one year following such employment termination, will vest upon such termination, and any performance-based equity awards (excluding stock options and stock appreciation rights) will vest and be paid on a pro rata basis (to the extent that the performance goals applicable to such award are achieved), with such proration to be determined based upon the portion of the full performance period during which he was employed plus 12 months, with payment of such performance-based awards to occur at the time such awards are paid to employees generally. The foregoing provisions relating to such equity awards will not supersede or replace any provision or right of the executive relating to the acceleration of the vesting of such awards in the event of a change in control or upon his death or disability. He will also be entitled to a two-year post-termination exercise period for any outstanding vested stock appreciation rights and options (but not beyond the original expiration date). He will also be entitled to elect medical, dental and vision benefits coverage under COBRA and, if he elects such coverage, the Company will reimburse him for the costs of such continuing health coverage under COBRA until the earlier of (x) 18 months from the coverage commencement date or (y) the date he becomes eligible for health and medical benefits from a subsequent employer.
Under his employment agreement Mr. Hoag has agreed to be subject to various restrictive covenants. Mr. Hoag’s entitlement to the foregoing severance payments and benefits is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Executive Compensation	71

Mr. Richards
Employment Letter. In May 2018, we entered into an employment letter with Mr. Richards with an effective date of June 1, 2018. Mr. Richards’ employment letter initially provides for a base salary of $500,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.
Mr. Richards’ employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump sum payment equal to 200% of the sum of his then current base salary plus the highest annual incentive compensation award paid to Mr. Richards with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.
In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Richards’ then outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Richards was employed by the Company plus twelve months. The provisions of the employment letter relating to equity awards will not supersede or replace any provision or right of Mr. Richards relating to the acceleration of the vesting of such awards in the event of a change in control or death or disability.
Mr. Richards’ entitlement to the foregoing severance payments is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.
Mr. Myers
Employment Letter. In May 2018, we entered into an employment letter with Mr. Myers with an effective date of June 1, 2018. Mr. Myers’ employment letter initially provides for a base salary of $500,000, annual incentive compensation with a target amount equal to 50% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee, continued participation in the Sales & Marketing Leadership Incentive Plan with a target award of $250,000 from the effective date as approved by the Committee and employee benefits and perquisites generally available to our executive officers.
Mr. Myers’ employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump sum payment equal to 200% of the sum of his then current base salary plus the highest annual incentive compensation award paid to Mr. Myers with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.
In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Myers’ then outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Myers was employed by the Company plus twelve months. The provisions of the employment letter relating to equity awards will not supersede or replace any provision or right of Mr. Myers relating to the acceleration of the vesting of such awards in the event of a change in control or death or disability.
Mr. Myers’ entitlement to the foregoing severance payments is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

72	2026 Proxy Statement

Mr. Savina
Employment Letter. In May 2018, we entered into an employment letter with Mr. Savina with an effective date of June 1, 2018. Mr. Savina's employment letter initially provides for a base salary of $475,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.
Mr. Savina's employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump sum payment equal to 200% of the sum of his then current base salary plus the highest annual incentive compensation award paid to Mr. Savina with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.
In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Savina's then outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Savina was employed by the Company plus 12 months. The provisions of the employment letter relating to equity awards will not supersede or replace any provision or right of Mr. Savina relating to the acceleration of the vesting of such awards in the event of a change in control or death or disability.
Mr. Savina's entitlement to the foregoing severance payments is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.
Mr. Hug
Mr. Hug, our former CFO, retired from employment with the Company on July 1, 2025. On February 14, 2025, the Compensation Committee approved amendments to Mr. Hug’s outstanding RSU awards to provide for the continued vesting of such awards in accordance with their respective vesting schedules following his retirement.

Executive Compensation	73

Potential Payments on Termination or Change-in-Control
The following table describes the potential payments and benefits to which the NEOs who served during 2025 would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2025. Mr. Hug, our former CFO, retired from the company effective July 1, 2025. For a description of the benefit which Mr. Hug received in connection with his retirement, see above “Agreements with Named Executive Officers - Mr. Hug.”

Name	Termination Event	Cash Severance ($)	Continuation of Medical Benefits ($)(a)	Acceleration of Equity Awards ($)(b)(c)	Total Termination Payments ($)
Mr. Brown	Voluntary Retirement, Resignation or Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	42,295,713	42,295,713
	Termination without Cause or Constructive Discharge	10,991,838	68,225	32,614,624	43,674,687
	Qualifying Termination Following Change-in-Control	10,991,838	68,225	42,295,713	53,355,776
Mr. Hoag	Voluntary Retirement, Resignation or Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	6,746,124	6,746,124
	Termination without Cause or Constructive Discharge	2,405,000	67,960	2,903,720	5,376,680
	Qualifying Termination Following Change-in-Control	2,405,000	67,960	6,746,124	9,219,084
Mr. Richards	Voluntary Retirement, Resignation or Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	12,898,597	12,898,597
	Termination without Cause	2,447,583	67,931	8,289,109	10,804,623
	Qualifying Termination Following Change-in-Control	2,447,583	67,931	12,898,597	15,414,111
Mr. Myers	Voluntary Retirement, Resignation or Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	12,898,597	12,898,597
	Termination without Cause	1,865,235	68,225	8,289,109	10,222,569
	Qualifying Termination Following Change-in-Control	1,865,235	68,225	12,898,597	14,832,057
Mr. Savina	Voluntary Retirement, Resignation or Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	7,881,798	7,881,798
	Termination without Cause	2,325,202	68,225	4,984,919	7,378,346
	Qualifying Termination Following Change-in-Control	2,325,202	68,225	7,881,798	10,275,225
(a)Represents 18 months of reimbursement for continued health plan coverage in accordance with COBRA if elected by the executive officer.
(b)Upon a change-in-control, death or disability, all grants made under our 2006 Equity and Incentive Plan, as amended and restated, fully vest and any performance conditions imposed with respect to PSU awards are deemed to be fully achieved at target whether or not the executive’s employment is terminated. Equity acceleration value was calculated using the closing price of our common stock on the NYSE on December 31, 2025, of $70.53.

74	2026 Proxy Statement

(c)For annual LTIP PSUs granted March 7, 2023, the amount reflects the number of shares that may be earned at 52.76% based on performance through December 31, 2025. For annual LTIP PSUs granted March 12, 2024, the amount reflects the number of shares that may be earned at maximum based on performance through December 31, 2025. For annual LTIP PSUs granted March 5, 2025, the amount reflects the number of shares that may be earned at maximum based on performance through December 31, 2025. Any payout of PSUs upon a termination without cause is subject to actual achievement against performance targets and will be determined when vesting occurs for other participants. Equity value was calculated using the closing price of our common stock on the NYSE on December 31, 2025, of $70.53.
Accrued Pay. The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.
Deferred Compensation. The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table.
Covered Terminations. The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the NEOs’ employment agreement or employment letter and our 2006 Equity and Incentive Plan.
•Subject to the terms of the executive’s agreement or employment letter, a termination of an executive officer is generally for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.
•Under the employment agreements of Mr. Brown and Mr. Hoag, a constructive discharge means the occurrence of any material breach by us of the terms of the executive’s employment agreement; any material reduction in base salary or target award opportunity under our annual incentive plan; any material diminution in the executive’s authority, duties or responsibilities; a required relocation of over fifty miles; or our decision not to offer to renew his employment agreement on substantially similar terms prior to the end of the executive’s period of employment (as may be extended from time to time).
•A without cause termination occurs if the executive’s employment is terminated other than due to death, disability or termination for cause.
Acceleration of Equity Awards. Upon a change-in-control as defined in our 2006 Equity and Incentive Plan, grants made to all eligible employees, including the NEOs, under the plan fully vest and any performance conditions imposed with respect to PSU awards are deemed to be fully achieved at target. Under the individual agreements for awards, all awards fully vest on the death or disability of the NEO with performance contingent awards vesting at target. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.
Under our 2006 Equity and Incentive Plan, as amended and restated, a change-in-control generally means any person or persons (other than us, any fiduciary holding securities under a company employee benefit plan or any of our subsidiaries) becomes the beneficial owner of 30% or more of our outstanding voting shares, a merger of Travel + Leisure Co. or any of our subsidiaries is consummated with another company, consummation of a plan of liquidation of the Company or at least 40% of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity’s board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.
Payments Upon Change-in-Control Alone. For our NEOs, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge, as applicable, or termination without cause. Grants made under our 2006 Equity and Incentive Plan fully vest on a change-in-control whether or not the executive’s employment is terminated.

Executive Compensation	75

2025 Pay Versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, this section includes information about the relationship between "Compensation Actually Paid" (CAP) and the financial performance measures reported in the Pay Versus Performance Table below. Compensation "actually paid" is an amount which is derived pursuant to a formula provided in SEC rules and guidance. The dollar amounts in the "Compensation Actually Paid" columns of the Pay Versus Performance Table below do not reflect the actual amount of compensation earned by or paid to our CEO or our other NEOs. For further information on our Executive Compensation Program refer to "Executive Compensation - Compensation Discussion and Analysis" above in this proxy statement.
Pay Versus Performance Table

Year(a)	Summary Compensation Table Total for CEO ($)(b)	Compensation Actually Paid for CEO ($)(c)	Average Summary Compensation Table Total for Other NEOs ($)(b)	Average Compensation Actually Paid for Other NEOs ($)(d)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted Diluted EPS ($)(g)
					Total Shareholder Return ($)(e)	Peer Group Total Shareholder Return ($)(f)
2025	16,000,693	32,970,459	3,882,437	7,321,381	189.60	226.60	230,170,514	6.34
2024	14,659,501	24,737,027	4,257,111	6,189,096	130.29	199.57	410,995,399	5.75
2023	12,424,078	8,465,998	4,316,877	3,430,975	96.70	150.99	396,411,721	5.70
2022	11,603,104	5,226,416	3,889,994	1,502,467	86.07	90.79	356,407,443	4.52
2021	10,620,565	16,334,031	3,154,881	5,089,048	125.96	119.84	307,824,735	3.65
(a)Our CEO was Michael Brown during all periods presented. During 2025 our other NEOs consisted of Erik Hoag, Geoffrey Richards, Jeffrey Myers, James Savina, and Michael Hug. Michael Hug terminated employment effective July 1, 2025. During 2024 our other NEOs consisted of Michael Hug, Geoffrey Richards, Jeffrey Myers, and James Savina. During 2023 our other NEOs consisted of Michael Hug, Geoffrey Richards, Jeffrey Myers, and Olivier Chavy. Olivier Chavy terminated employment effective February 20, 2024. During 2022 our other NEOs consisted of Michael Hug, Geoffrey Richards, Jeffrey Myers, Olivier Chavy and Noah Brodsky. Noah Brodsky terminated employment effective July 1, 2022. During 2021 our other NEOs consisted of Michael Hug, Geoffrey Richards, Jeffrey Myers and Noah Brodsky.
(b)Represents total compensation amount reported for the CEO in the Summary Compensation Table (SCT) and the average of total compensation amounts reported for other NEOs in the SCT for each applicable year.
(c)The following table sets forth the adjustments made to the SCT total amount for each covered year to determine the CAP for our CEO.

Adjustments to Determine CAP for CEO	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Deduction for total of amounts reported under the Stock Awards and Option Awards columns in the SCT	(10,849,962)	(10,499,986)	(9,799,932)	(7,699,986)	(7,139,945)
Increase for fair value of awards granted during year that remained unvested at year-end	16,291,539	13,047,935	4,077,634	7,951,944	6,340,732
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted in any prior year that remained outstanding and unvested as of year-end	9,632,386	5,342,426	596,239	(6,782,534)	3,980,277
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the year	591,872	1,106,943	423,877	(598,155)	2,297,602
Average increase for dividends paid (accrued) in the covered year up to vesting date	1,303,931	1,080,208	744,102	752,043	234,799
Total Adjustments	$16,969,766	$10,077,526	$(3,958,080)	$(6,376,688)	$5,713,465
(d)The following table sets forth the adjustments made to the average of SCT total amounts for each covered year to determine the CAP for our NEOs excluding our CEO.

76	2026 Proxy Statement

Adjustments to Determine CAP for NEOs (excluding our CEO)	2025 Average ($)	2024 Average ($)	2023 Average ($)	2022 Average ($)	2021 Average ($)
Average deduction for total of amounts reported under the Stock Awards and Option Awards columns in the SCT	(2,601,954)	(2,874,965)	(3,299,952)	(2,013,935)	(1,929,979)
Average increase for fair value of awards granted during year that remain unvested at year-end	3,711,707	3,391,105	1,737,619	1,516,817	1,807,965
Average increase for fair value of awards granted during year that vested during year (actual amounts only for Mr. Brodsky in 2022 of $226,243)	—	—	—	45,249	—
Average increase/deduction for change in fair value from prior year-end to current year-end of awards granted in any prior year that remained outstanding and unvested as of year-end	2,269,643	835,326	241,262	(1,569,651)	1,150,212
Average increase/deduction for change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the year	6,098	299,020	167,848	(353,979)	769,033
Average deduction for prior year fair value of awards forfeited during the year (actual amounts only for Mr. Hug in 2025 of $1,129,349 and Mr. Brodsky in 2022 of $1,138,870)	(225,870)	—	—	(227,774)	—
Average increase for dividends paid (accrued) in the covered year up to vesting date	279,320	281,499	267,322	215,746	136,937
Total Adjustments	$3,438,944	$1,931,985	$(885,901)	$(2,387,527)	$1,934,168
(e)Total shareholder return is calculated for the measurement period based on a fixed investment of $100 beginning on
December 31, 2020 and ending on December 31 of each applicable year in the Pay Versus Performance Table, assuming the reinvestment of dividends.
(f)Total shareholder return is calculated for the Standard & Poor’s Rating Services (S&P) Hotels, Resorts & Cruise Lines index for the measurement period based on a fixed investment of $100 beginning on December 31, 2020 and ending on December 31 of each applicable year in the Pay Versus Performance Table, assuming the reinvestment of dividends. This industry index is also used in the Stock Performance Graph in Item 5 of our 2025 Annual Report on Form 10-K.
(g)The Company has identified Adjusted Diluted EPS as the company-selected financial performance measure for the pay versus performance disclosure as it represents the most important financial performance measure used in 2025 to link CAP for our CEO and other NEOs to the Company's performance (see Appendix B in this proxy statement for a reconciliation of Adjusted Diluted EPS, a non-GAAP measure, the most directly comparable GAAP measure).
Financial Performance Measures
As described in “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance approach by the Compensation Committee. The financial performance measures which the Compensation Committee utilizes for both our annual and long-term incentive compensation program are selected on the basis of those financial performance measures which the Committee believes provide appropriate incentive to our senior executives to increase shareholder value.
For 2025, the most important financial performance measures linking CAP to financial performance are the following:

•Adjusted Diluted Earnings Per Share (EPS)
•Adjusted EBITDA

Executive Compensation	77

Adjusted Diluted EPS is the financial performance measure for Performance Stock Units (PSUs) awarded in our 2025 Long-Term Incentive Plan. Management and the Committee believe that Adjusted Diluted EPS is an appropriate profitability measure that is complementary to our short-term incentive performance metric, Adjusted EBITDA, and a strong indicator of the value we return to shareholders. Adjusted EBITDA at the corporate consolidated or business unit level is the primary financial performance measure in our annual incentive plan. Adjusted EBITDA is the profitability measure the Company uses to assess performance and allocate resources. These goals are determined individually for each executive based on role and focus area.
Discussion of Information Provided in the Pay Versus Performance Table
As described further in the "Compensation Discussion and Analysis" our total compensation strategy is designed to attract, retain and motivate high-performing senior management and to support a high-performance environment by linking compensation to performance with a long-term focus. Given our long-term focus for our executives, aligned with shareholder interests, the Committee does not assess pay for performance alignment based on CAP in a specific year as derived pursuant to Regulation S-K 402(v). Management and the Compensation Committee establish financial performance metrics and rigorous goals for incentive compensation generally aligned with annual operating budgets and forward-looking strategic plans for the upcoming performance cycle.
The following describes the relationship of CAP and each of the financial performance measures presented in the Pay Versus Performance Table, and the relationship between the Company's cumulative TSR and the peer group cumulative TSR over the above time period.
Total Shareholder Return: The year-over-year change in CAP of our CEO and our other NEOs is aligned with Company cumulative TSR across the time horizon in the Pay Versus Performance Table. TSR is calculated for the measurement period based on a fixed investment of $100 beginning on December 31, 2020 and ending on December 31 of each applicable year. This alignment of "compensation actually paid" with the Company's cumulative TSR over the same period reflects that a significant portion of total compensation paid to our CEO and to the other NEOs in this period is comprised of equity awards and the value of shares earned and received directly reflects the rate of return comprised of our total shareholder return. As referenced in "Compensation Discussion and Analysis" equity awards granted to our NEOs under our long-term incentive plan are designed to align their interests with our shareholder's interests. Regular annual equity awards constitute, for 2025, on average, approximately 73% of their annual target total direct compensation and vest over multi-year periods.
Net Income: CAP for our CEO and other NEOs is generally aligned with the change in Net Income from 2021 to 2025 with the exception of 2022, where CAP for our CEO and other NEOs decreased while Net Income increased, and 2025 where CAP for our CEO and other NEOs increased while Net Income decreased. Year-over-year net income grew 16% from 2021 to 2022 while CAP decreased. Year-over-year net income growth continued from 2022 to 2023 with 11% growth while CAP also increased. Year-over-year net income growth continued from 2023 to 2024 with 4% growth while CAP also increased. Year-over year net income decreased 44% from 2024 to 2025 while CAP increased. The Net Income decrease in 2025 is inclusive of $216 million in inventory write-downs and impairments related to the Resort Optimization Initiative. In order to promote the long-term strength of our vacation ownership resorts, we undertook a strategic review during 2025 with the intent of optimizing the overall quality of our resort portfolio, aligning with evolving owner preferences, preserving the affordability of maintenance fees, and mitigating the need for costly special assessments in the future. We expect this initiative to positively impact our earnings beginning in 2026. See Note 25-Restructuring of our annual report on form 10-K filed with the SEC on February 18, 2026 for additional information on this initiative. Regular annual equity awards for 2025 constitute on average, approximately 73% of the annual target total direct compensation packages for our CEO and other NEOs ensuring alignment with shareholder interests.

78	2026 Proxy Statement

Compensation “Actually Paid” Versus GAAP Net Income (Net Income presented in millions)

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Other NEOs	Net Income (GAAP)
Adjusted Diluted EPS: The year-over-year change in CAP for our CEO and other NEOs is generally aligned with the change in Adjusted Diluted EPS from 2021 to 2025 with the exception of 2022, where CAP for our CEO and other NEOs decreased while Adjusted Diluted EPS increased. 2020 was significantly impacted by the COVID-19 pandemic and 2021 saw the return to more normalized operations as the recovery from COVID-19 continued. Adjusted Diluted EPS continued to increase from 2021 to 2022 with 24% growth, from 2022 to 2023 with 26% growth, from 2023 to 2024 with 1% growth and from 2024 to 2025 with 10% growth. As referenced above, regular annual equity awards for 2025 constitute on average, approximately 73% of the total target total direct compensation packages for our CEO and other NEOs ensuring alignment with shareholder interests.
Compensation “Actually Paid” Versus Adjusted Diluted EPS

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Other NEOs	Adjusted Diluted EPS

Executive Compensation	79

Company TSR Compared to Peer Group TSR: The Company's TSR for the period of 2021 included in the below table outperformed the S&P Hotels, Resorts & Cruise Lines index cumulative TSR for the same period. While we did not see this same trend during 2022 through 2025 in comparison to peer group TSR, we did see an increase in Company TSR from 2022 to 2023, 2023 to 2024, and again from 2024 to 2025. The increase in both CEO and NEO CAP is impacted by the increase in stock price from $39.09 at end of 2023 to $50.45 at end of 2024 (29% increase), and further increased to $70.53 in 2025 (40% increase). The Company believes that this performance, while lower against the peer group index, results from management's emphasis on its key performance indicators for its business and its focus on growing both Adjusted Diluted EPS and adjusted EBITDA, which increase shareholder value and result from effective execution of those key performance indicators.
Compensation “Actually Paid” Versus TSR

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Other NEOs
Total Shareholder Return	Peer Group Total Shareholder Return

80	2026 Proxy Statement

2025 Pay Ratio Disclosure
This section includes information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For purposes of determining our pay ratio for 2025, the median of the annual total compensation of all employees of our Company (other than our CEO) was $57,430 and the annual total compensation of our CEO was $16,023,648. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2025 was 279 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.
For 2025 we re-identified the median employee, as required according to SEC rules every three years. To identity the median of the annual total compensation of all our employees we used the following methodology:
•We determined that, as of December 31, 2025, our employee population, including our full-time, part-time and temporary employees, consisted of 19,318 individuals (excluding our CEO), with 14,485 of these individuals located in the U.S. and 4,833 located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded a total of 8971 non-U.S. employees from this employee population. For purposes of determining our pay ratio, our designated employee population included a total of 18,421 employees, including 14,485 U.S. employees and 3,936 non-U.S. employees.
•To identify the median employee, we compared the amount of annual base salary, overtime, cash incentive awards and bonus compensation for each employee in the designated employee population. We did not annualize the compensation of any of our employees hired or on leave during the calendar year. This compensation measure was consistently applied to all such employees.
Once we identified our median employee, we combined all of the elements of such employee's compensation for 2025 in accordance with the reporting requirements used for the Summary Compensation Table plus the value attributable to health benefits provided under our non-discriminatory benefit plans, resulting in the annual total compensation amount reported above. With respect to the annual total compensation of our CEO, we used the amount reported in the Total column in the 2025 Summary Compensation Table plus the value attributable to health benefits provided under our non-discriminatory benefit plans.2
(1)We excluded the following number of employees from each of each of the following countries: 1 from Argentina; 2 from Columbia; 3 from Italy; 5 from Greece; 6 from Dubai; 7 from Egypt; 8 from Finland; 9 from Spain; 16 from Portugal; 16 from Brazil; 38 from China; 38 from India; 40 from Singapore; 52 from Ireland; 59 from South Africa; 148 from Indonesia; 166 from Thailand; and 283 from Japan.
(2)As permitted by SEC rules, the amount attributable to these health benefits ($22,955) is not included in our CEO's total compensation reported above in the 2025 Summary Compensation Table.

Audit Matters	81

AUDIT MATTERS

Proposal 3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of the independent registered public accounting firm.
The Audit Committee selected Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2026. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte as the independent registered public accounting firm (auditor) for 2026. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.
Deloitte served as our auditor for 2025. No relationship exists between Deloitte and us other than the usual relationship between auditor and client. Representatives of Deloitte will be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if such representatives desire to do so.

82	2026 Proxy Statement

Disclosure about Fees
The following table presents fees for professional audit services billed or incurred by Deloitte for the integrated audit of our financial statements and internal control over financial reporting for the years ended December 31, 2025 and 2024 as well as fees billed for other services rendered by Deloitte during those periods.

Type of Fees	2025	2024
Audit Fees	$7,921,994	$7,452,476
Audit-Related Fees	$598,914	$934,431
Tax Fees	$1,882,869	$1,539,963
All other Fees	$6,490	$9,185
Total	$10,410,267	$9,936,055
In accordance with the SEC’s definitions and rules, Audit Fees represent fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for 2025 and 2024, review of interim financial statements included in our Form 10-Q for the quarters ended March 31, June 30, and September 30, 2025 and 2024, respectively, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
Audit-Related Fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including due diligence services related to acquisitions and dispositions.
Tax Fees consist of $642,190 and $493,540 for fiscal years 2025 and 2024 in fees billed for tax advice and tax planning, including due diligence related to dispositions and acquisitions, and $1,240,679 and $1,046,423 for fiscal years 2025 and 2024 in fees for tax compliance which may include the preparation of tax returns, tax refund claims and tax payment planning.
All other Fees consist of $6,940 and $9,185 for fiscal years 2025 and 2024 for a license of accounting research software.
Pre-Approval of Audit and Non-Audit Services
Under the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service relating to audit, audit-related, tax and other services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor.
The Audit Committee discusses with Deloitte the nature of the services being performed as well as considerations with respect to the independence of Deloitte. On a quarterly basis, management and Deloitte report to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2025, all of the audit, audit-related, tax services, and all other fees referenced in the table above were pre-approved by the Audit Committee pursuant to the Audit Committee's pre-approval policy.

Audit Matters	83

Audit Committee Report
The Audit Committee appoints, compensates and oversees the services performed by Travel + Leisure Co.’s independent registered public accounting firm. Management is responsible for Travel + Leisure Co.’s financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Travel + Leisure Co.’s internal control over financial reporting. Deloitte & Touche LLP (Deloitte), Travel + Leisure Co.’s independent registered public accounting firm, is responsible for expressing an opinion on Travel + Leisure Co.’s consolidated financial statements and the effectiveness of Travel + Leisure Co.’s internal control over financial reporting. The Audit Committee reviewed and discussed Travel + Leisure Co.’s 2025 Annual Report on Form 10-K, including the audited consolidated financial statements of Travel + Leisure Co. for the year ended December 31, 2025, with management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
The Audit Committee also discussed with Deloitte matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable standards and rules of the PCAOB including those required by Auditing Standard No. 1301, Communications with Audit Committees, and the SEC regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee also considered whether the permissible non-audit services provided by Deloitte to Travel + Leisure Co. are compatible with Deloitte maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte. Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Travel + Leisure Co.’s Annual Report on Form 10-K for the year ended December 31, 2025.
AUDIT COMMITTEE
Ronald L. Rickles (Chair)
Louise F. Brady
George Herrera
Michael H. Wargotz

84	2026 Proxy Statement

OWNERSHIP OF COMPANY STOCK
The following table describes the beneficial ownership of our common stock for the following persons as of
December 31, 2025: each NEO named in the Summary Compensation Table, each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentages are based on 62,995,854 shares of our common stock outstanding as of December 31, 2025. The principal address for each Director and executive officer of Travel + Leisure Co. is 501 W. Church Street, Orlando, Florida 32805.

Name	Number of Shares		% of Class
The Vanguard Group	10,722,282	(a)	17.02%
BlackRock, Inc.	6,114,617	(b)	9.71%
Invesco Ltd.	3,486,173	(c)	5.53%
Louise F. Brady	82,595	(d)(e)	*
Michael D. Brown	1,247,353	(d)(f)	1.95%
James E. Buckman	135,500	(d)(e)(g)	*
George Herrera	46,333	(d)(e)	*
Erik Hoag	—	(d)	*
Stephen P. Holmes	395,239	(d)(e)	*
Michael A. Hug	181,107	(d)	*
Lucinda Martinez	21,414	(d)(e)	*
Jeffrey Myers	63,789	(d)	*
Denny Marie Post	42,457	(d)(e)	*
Geoffrey Richards	35,344	(d)	*
Ronald L. Rickles	48,117	(d)(e)	*
James Savina	6,882	(d)	*
Michael H. Wargotz	129,357	(d)(e)	*
All Directors and executive officers as a group (18 persons)	2,584,954	(h)	4.01%
*         Amount represents less than 1% of outstanding common stock.
(a)We have been informed by Amendment No. 18 to a report on Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group (TVG) that TVG beneficially owns, 10,722,282 shares of our common stock with sole voting power over no shares, shared voting power over 59,149 shares, sole dispositive power over 10,585,021 shares and shared dispositive power over 137,261 shares. The principal business address for TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(b)We have been informed by Amendment No. 5 to a report on Schedule 13G filed with the SEC on July 17, 2025, by BlackRock, Inc. (BlackRock) that BlackRock beneficially owns 6,114,617 shares of our common stock with sole voting power over 5,782,351 shares, shared voting power over no shares, sole dispositive power over 6,114,617 shares and shared dispositive power over no shares. The principal business address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(c)We have been informed by a report on Schedule 13G filed with the SEC on November 06, 2025, by Invesco Ltd. (Invesco) that Invesco beneficially owns 3,486,173 shares of our common stock with sole voting power over 3,425,531 shares, shared voting power over no shares, sole dispositive power over 3,486,173 shares and shared dispositive power over no shares. The principal business address for Invesco is 1331 Spring Street NE, Suite 2500, Atlanta, Georgia 30309.

Ownership of Company Stock	85

(d)Excludes shares of our common stock issuable upon vesting of time-vesting RSUs that are scheduled to vest more than 60 days following December 31, 2025, as follows: Ms. Brady, 1,955; Mr. Brown, 256,490; Mr. Buckman, 1,955; Mr. Herrera, 1,955; Mr. Hoag, 83,064; Mr. Holmes, 1,955; Mr. Hug, 74,481; Ms. Martinez, 1,955; Mr. Myers, 115,611; Ms. Post, 1,955; Mr. Richards, 115,611; Mr. Rickles, 1,955; Mr. Savina, 65,453; and Mr. Wargotz, 1,955.
(e)Includes shares of our common stock issuable for DSUs as of December 31, 2025, as follows: Ms. Brady, 82,595; Mr. Buckman, 128,502; Mr. Herrera, 46,333; Mr. Holmes, 48,292; Ms. Martinez, 3,020; Ms. Post, 37,980; Mr. Rickles, 48,117; and Mr. Wargotz, 129,357.
(f)For the purposes of calculating the percentage owned by Mr. Brown, the numerator and denominator includes 819,532 shares of our common stock issuable upon exercise of time-vesting stock options that have vested or will vest within 60-days of December 31, 2025.
(g)Includes 6,998 shares held in Mr. Buckman’s IRA.
(h)Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not NEOs, this amount excludes 171,508 shares of our common stock issuable upon vesting of RSUs more than 60 days following December 31, 2025. For the purposes of calculating the percentage owned by this group, the numerator and denominator includes 524,196 shares of our common stock issuable for DSUs as of December 31, 2025 and
869,640 shares of our common stock issuable upon exercise of time-vesting stock options that have vested or will vest within 60-days of December 31, 2025.
Delinquent Section 16(a) Reporting
Section 16(a) of the Exchange Act, requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their beneficial ownership and changes in ownership with the SEC.
Due to an administrative error, a late Form 4 was filed for Geoff Richards on October 23, 2025, with respect to a gift made to a family trust.

86	2026 Proxy Statement

FAQs ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Wednesday, May 20, 2026, at 12:30 p.m. Eastern time. Shareholders of record at the close of business on March 23, 2026 may attend the meeting and vote their shares during the meeting at www.virtualshareholdermeeting.com/TNL2026. Shareholders will have the same opportunity to participate as they would at an in-person meeting, with the ability to vote and submit questions during the meeting in accordance with the rules of conduct posted on the meeting website. For further information on how to attend the meeting, please see below under “How do I attend the meeting?”
What am I being asked to vote on at the meeting?
You are being asked to vote on the following:
•to elect nine Directors for a term expiring at the 2027 annual meeting of shareholders;
•to vote on a non-binding, advisory basis to approve our executive compensation program;
•to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2026; and
•to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to the extent permitted by law to vote on such matters according to their best judgment.
Who may vote and how many votes does a shareholder have?
All holders of record of our common stock as of the close of business on March 23, 2026 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 62,421,616 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
Why did I receive a notice of internet availability of proxy materials?
We use the “e-proxy” rules of the SEC, which allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, we are mailing to most of our shareholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this proxy statement, the accompanying Notice of 2026 Annual Meeting of Shareholders, and the 2025 Annual Report on Form 10-K online.
If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how shareholders may, if desired, request a printed copy of these proxy materials.

FAQs About the Annual Meeting	87

How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 31,210,809 shares, must be present or represented by proxy at the meeting in order to constitute the quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for one or more proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposal and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting you are encouraged to vote by proxy.
If you are a shareholder of record, also known as a registered shareholder, you may vote in one of the following ways:
•by telephone by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call);
•by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);
•if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or
•at the virtual Annual Meeting (please see below under “How do I attend the meeting?”).
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote at the Annual Meeting – please see below under “How do I attend the meeting?”
When you vote by proxy your shares will be voted according to your instructions. If you sign your proxy card or vote by Internet or by telephone but do not specify how you want your shares to be voted they will be voted as the Board recommends.
What if I am a participant in the Company's Employee Savings Plan?
For participants in the Company's Employee Savings Plan with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustees will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustees on how to vote the shares of our common stock credited to your account, the trustees will vote those shares in the same proportion to the shares for which instructions are received.
How does the Board recommend that I vote?
The Board recommends the following votes:
•FOR ALL of the Director nominees.
•FOR the non-binding, advisory resolution to approve our executive compensation program.
•FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2026.
How many votes are required to approve each proposal?
In the election of Directors, the affirmative vote of a plurality of the votes present or represented by proxy and entitled to vote at the meeting is required. Only votes cast “for” a nominee will be counted. Votes “withheld” and broker non-votes in the election of directors will not be counted as cast for such purpose and therefore will have no effect on the outcome of the election. This means the Director nominee for each position receiving the greatest number of votes will be elected and "withheld" votes and broker non-votes will have no effect on the outcome of the vote. However, as further described under “Election of Directors”, under the Board’s Corporate Governance Guidelines any nominee for Director who receives a greater number of votes withheld than votes for election is required to tender his or her resignation for consideration by the Corporate Governance Committee and by the Board.

88	2026 Proxy Statement

For each of the other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting virtually or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against such proposals. Broker non-votes will have no effect on the outcome of such proposal because they are not entitled to vote on the proposal, other than on the vote on the ratification of our auditor, which is considered a routine matter on which brokers are permitted to vote in their discretion.
If your shares are registered in the name of a bank, broker or other financial institution and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the NYSE your record holder has discretion to vote your shares on the ratification of auditor proposal but does not have discretion to vote your shares on any of the other proposals. Your broker, bank or other financial institution will not be permitted to vote on your behalf on the election of Director nominees or on the non-binding, advisory vote on executive compensation, unless you provide specific instructions before the date of the Annual Meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet.
How do I attend the meeting?
The meeting will begin promptly at 12:30 p.m. Eastern time at www.virtualshareholdermeeting.com/TNL2026. Shareholders of record and beneficial holders at the close of business on March 23, 2026 may attend the meeting and vote their shares during the meeting at www.virtualshareholdermeeting.com/TNL2026. Shareholders will have the same opportunities to participate as they would at an in-person meeting with the opportunity to vote and submit questions during the virtual meeting using the directions on the meeting website. Shareholders will need their 16-digit control number to vote or ask questions during the meeting. The control number can be found on the Notice of Internet Availability, proxy card or voting instruction form. Those without a control number may attend as guests of the meeting, but will not have the option to vote their shares or ask questions.
Beneficial shareholders whose shares are registered in the name of a bank, broker or other nominee will need to obtain the information required to be able to participate in, and vote at, the meeting, including their control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance or voting at the meeting, they should contact their broker, bank or other nominee who holds their shares.
Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to login and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time. After logging in, please review the rules of conduct for the meeting posted on the website.
Support will be available 15 minutes prior to, and during, the meeting to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.
How do I ask questions during the meeting?
Shareholders are encouraged to submit questions during the meeting at www.virtualshareholdermeeting.com/TNL2026. You will need the 16-digit control number found on the Notice, proxy card or voting instruction form to log into the meeting and submit questions. Subject to time constraints, we will answer all relevant and appropriate shareholder questions during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Shareholder questions related to personal matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language or are otherwise inappropriate, will not be addressed.
Can I change or revoke my vote?
You may change or revoke your proxy at any time before it is voted at the meeting by submitting a later dated proxy or by entering new instructions by Internet or telephone by 11:59 p.m. Eastern time on Tuesday May 19, 2026, or by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting virtually and voting.

FAQs About the Annual Meeting	89

How are proxies solicited?
We retained Georgeson to advise and assist us in soliciting proxies at a cost of $15,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means for no additional compensation. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I make a shareholder proposal for the 2027 meeting?
Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2027 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on December 11, 2026.
In general, any shareholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in accordance with the procedures set forth in our By-Laws. Notice of any such proposal must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 20, 2027 and not later than February 19, 2027. However, if the date of the 2027 annual meeting is not within 30 days before or after May 20, 2027 then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or such notice of the date of such annual meeting was mailed whichever occurs first. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. Any notification to bring any proposal before an annual meeting must comply with the requirements of our By-Laws as to proper form. A shareholder may obtain a copy of our By-Laws on the Investors page of our website at https://investor.travelandleisureco.com by clicking on the Corporate Governance menu followed by the Governance Documents link, or by writing to our Corporate Secretary at Travel + Leisure Co., 501 W. Church Street, Orlando, Florida 32821.
Shareholders may also nominate Directors for election at an annual meeting. To nominate a Director, shareholders must comply with provisions of our By-Laws and applicable law, including the notice requirements under Rule 14a-19. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See above under “Director Nomination Process” for information regarding nomination or recommendation of a Director.
What is householding?
We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions by calling their toll-free number at (866) 540-7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.
Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Appendix A: Forward-Looking Statements	A-1

APPENDIX A: FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time we make the statements. Forward-looking statements are any statements other than statements of historical fact including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases forward-looking statements can be identified by the use of words such as “will,” “may,” “expects,” “should,” “believes,” “plans,” “anticipates,” “proposed,” “planned,” “estimates,” “predicts,” “potential,” “continue,” "future" or other words of similar meaning. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through travel clubs; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; the timing and amount of future dividends and share repurchases, and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K filed with the SEC on February 18, 2026. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Appendix B: Non-GAAP Financial Measures	B-1

APPENDIX B: NON-GAAP FINANCIAL MEASURES
Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Twelve Months Ended December 31,
	2025	EPS	2024	EPS
Net income attributable to TNL shareholders	$230	$3.44	$411	$5.82
Gain on disposal of discontinued business, net of income taxes	—		(33)
Net income from continuing operations	$230	$3.44	$378	$5.35
Inventory write-downs and asset impairments, net(a)	226		3
Restructuring(b)	19		16
Amortization of acquired intangibles(c)	10		10
Other(d)	3		—
Debt modification(e)	1		2
Acquisition and divestiture related costs	1		2
Legacy items	—		11
Integration costs	—		1
Fair value change in contingent consideration	—		(7)
Taxes(f)	(66)		(10)
Adjusted net income	$424	$6.34	$406	$5.75
Income taxes on adjusted net income	173		145
Interest expense	232		249
Depreciation	114		105
Stock-based compensation expense(g)	57		40
Debt modification(e)	(1)		(2)
Interest income	(9)		(14)
Adjusted EBITDA	$990		$929

Adjusted EBITDA	2025		2024
Vacation Ownership	$861		$764
Travel and Membership	228		251
Total Reportable Segments	1,089		1,015
Corporate and Other(h)	(99)		(86)
Total Company	$990		$929
Diluted Shares Outstanding	66.9		70.7
Amounts may not calculate due to rounding. The tables above and below reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in

B-2	2026 Proxy Statement

the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, and Adjusted Diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See Appendix C: Non-GAAP Measures: Definitions for the definitions of these non-GAAP measures.
(a)Includes $216 million of inventory impairments and inventory write-downs during the twelve months ended December 31, 2025, included within Cost of vacation ownership interests on the Consolidated Statements of Income.
(b)Includes $1 million stock-based compensation expenses associated with the 2022 restructuring plan for the twelve months ended December 31, 2024.
(c)Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(d)Represents adjustments for other items that meet the conditions of unusual and/or infrequent.
(e)Debt modifications are excluded from Adjusted net income, while included for Adjusted EBITDA.
(f)Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(g)All stock-based compensation is excluded from Adjusted EBITDA.
(h)Includes the elimination of transactions between segments.

Appendix B: Non-GAAP Financial Measures	B-3

Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Twelve Months Ended December 31,
	2023	EPS	2022	EPS
Net income attributable to TNL shareholders	$396	$5.28	$357	$4.24
Gain on disposal of discontinued business, net of income taxes	(5)		(1)
Net income from continuing operations	$391	$5.21	$356	$4.23
Restructuring(a)	26		14
Amortization of acquired intangibles(b)	10		9
Legacy items	8		1
Loss on sale of business	2		—
Asset impairments and inventory write-downs, net(c)	1		11
Debt modification(d)	1		—
Loss on equity investment	—		5
COVID-19 related costs	—		2
Fair value change in contingent consideration	—		(10)
Taxes(e)	(12)		(8)
Adjusted net income	427	$5.70	380	4.52
Income taxes on adjusted net income	106		138
Interest expense	251		195
Depreciation	102		110
Stock-based compensation expense(f)	36		42
Debt modification(d)	(1)		—
Interest income	(13)		(6)
Adjusted EBITDA	$908		$859

Adjusted EBITDA	2023		2022
Vacation Ownership	$729		$665
Travel and Membership	247		268
Total Reportable Segments	976		933
Corporate and Other(g)	(68)		(74)
Total Company	$908		$859
Diluted Shares Outstanding	75.0		84.2
Amounts may not calculate due to rounding.
(a)Includes $2 million and $3 million of stock-based compensation expenses associated with the 2023 and 2022 restructuring plans for the twelve months ended December 31, 2023 and 2022.
(b)Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(c)Includes $1 million of inventory impairments for the twelve months ended December 31, 2023 and 2022, included in Cost of vacation ownership interests on the Consolidated Statements of Income.
(d)Debt modifications are excluded from Adjusted net income, while included for Adjusted EBITDA.
(e)Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(f)All stock-based compensation is excluded from Adjusted EBITDA.
(g)Includes the elimination of transactions between segments.

B-4	2026 Proxy Statement

Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Twelve Months Ended December 31,
	2021	EPS
Net income attributable to TNL shareholders	$308	$3.52
Loss on disposal of discontinued business, net of income taxes	5
Net income from continuing operations	$313	$3.58
Amortization of acquired intangibles(a)	9
Legacy items	4
COVID-19 related costs	3
Restructuring	(1)
Gain on equity investment	(3)
Asset impairments/(recoveries), net	(5)
Taxes(b)	(1)
Adjusted net income	319	$3.65
Income taxes on adjusted net income	117
Interest expense	198
Depreciation	115
Stock-based compensation expense(c)	32
Interest income	(3)
Adjusted EBITDA	778

Adjusted EBITDA	2021
Vacation Ownership	569
Travel and Membership	271
Total Reportable Segments	840
Corporate and Other(d)	(62)
Total Company	$778
Diluted Shares Outstanding	87.3
Amounts may not calculate due to rounding.
(a)Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(b)Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(c)All stock-based compensation is excluded from Adjusted EBITDA.
(d)Includes the elimination of transactions between segments.

Appendix B: Non-GAAP Financial Measures	B-5

Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Twelve Months Ended December 31,
	2025	2024
Net cash provided by operating activities	$640	$464
Property and equipment additions	(117)	(81)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(8)	62
Free cash flow	$515	$445
Transaction costs for acquisitions	1	1
Adjusted free cash flow(a)	$516	$446
(a)The Company had $107 million of net cash used in investing activities and $443 million of net cash used in financing activities for the year ended December 31, 2025, and $124 million of net cash used in investing activities and $458 million of net cash used in financing activities for the year ended December 31, 2024.
Non-GAAP Measure: Reconciliation of Adjusted ROIC
(in millions)

	December 31, 2025	December 31, 2024
Average Corporate Debt	$3,471	$3,522
Less: Average Cash and Cash Equivalents	(210)	(225)
Average Net Debt	$3,261	$3,297
Plus: Average Total Stockholder's (deficit) and Noncontrolling interest	(931)	(899)
Average Invested Capital(a)	$2,330	$2,398

Net Income	$230	$411
Net Income ROIC	10%	17%

Adjusted EBITDA(b)	$990	$929
Depreciation and amortization	124	115
Adjusted EBIT	$866	$814
Taxes (c)	(251)	(215)
Adjusted Net Operating Profit After Taxes (NOPAT)	$615	$599

Adjusted ROIC	26%	25%
(a)Averages included in this computation represent 2-year averages.
(b)See Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA in Appendix B for a reconciliation of Net Income to Adjusted EBITDA.
(c)Represents taxes on Adjusted EBIT.

B-6	2026 Proxy Statement

Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales
(in millions)

	Twelve Months Ended December 31,
	2025	2024
Net VOI Sales	$1,847	$1,721
Loan loss provision	484	432
Gross VOI sales, net of Fee-for-Service sales	$2,331	$2,153
Fee-for-Service sales	155	140
Gross VOI sales	$2,486	$2,293

Appendix C: Non-GAAP Financial Measures: Definitions	C-1

APPENDIX C: NON-GAAP MEASURES: DEFINITIONS
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted Net Income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBIT: A non-GAAP measure, defined by the Company as net income from continuing operations before interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBIT also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction and integration costs associated with mergers, acquisitions, and divestitures, asset impairments/recoveries and inventory write-downs associated with the Company’s resort optimization initiative, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Avis Budget Group, Inc. (ABG), and the sale of the vacation rentals businesses. Integration costs represent certain non-recurring costs directly incurred to integrate mergers and/or acquisitions into the existing business. We believe that when considered with GAAP measures, Adjusted EBIT is useful to assist our investors because it reflects the Company’s operating performance before the impact of financing decisions and income taxes, while including depreciation and amortization to reflect the capital‑intensive nature of our business. Adjusted EBIT also provides a consistent basis for evaluating period‑to‑period operating performance. Adjusted EBIT should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBIT may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction and integration costs associated with mergers, acquisitions, and divestitures, asset impairments/recoveries and inventory write-downs associated with the Company’s resort optimization initiative, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Avis Budget Group, Inc. (ABG), and the sale of the vacation rentals businesses. Integration costs represent certain non-recurring costs directly incurred to integrate mergers and/or acquisitions into the existing business. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use this measure to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

C-2	2026 Proxy Statement

Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes Adjusted Free Cash Flow to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted Free Cash Flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted Free Cash Flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction and integration costs associated with mergers, acquisitions, and divestitures, amortization of acquisition-related assets, debt modification costs, asset impairments/recoveries and inventory write-downs associated with the Company’s resort optimization initiative, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and ABG, and the sale of the vacation rentals businesses. We believe Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Net Operating Profit After Taxes (NOPAT): A non-GAAP measure, defined by the Company as Adjusted EBIT less associated taxes. We believe Adjusted NOPAT is useful to investors because it represents the Company’s after‑tax operating performance independent of financing decisions and provides a consistent basis for evaluating the profitability of the Company’s core operations.
Adjusted Return on Invested Capital (ROIC): A non-GAAP measure, defined by the Company as Adjusted NOPAT divided by average invested capital. We believe Adjusted ROIC is useful to our investors because it measures the efficiency with which we generate profits from our capital investments.
Average invested capital: Average invested capital is a two-year average of net debt, stockholders’ equity/(deficit) and noncontrolling interest for the applicable period.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the Fee-for-Service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents
Net Income Return on Invested Capital (ROIC): Defined by the Company as net income divided by average invested capital.

TRAVEL+
LEISURE

Travel + Leisure Co. Global Headquarters
+1 407-626-5200 | +1 877-460-7551
501 West Church Street Orlando, FL 32805
United States
TNLCompliance@travelandleisure.com

TRAVEL+ LEISURE

TRAVEL + LEISURE CO.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717-0718

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on May 19, 2026 for shares held directly and by 11:59 p.m. ET on May 15, 2026 for shares held in the Employee Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TNL2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on May 19, 2026 for shares held directly and by 11:59 p.m. ET on May 15, 2026 for shares held in the Employee Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91752-P49922

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRAVEL + LEISURE CO.

The Board of Directors recommends you vote FOR ALL of the Director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Louise F. Brady
02) Michael D. Brown
03) James E. Buckman
04) George Herrera
05) Stephen P. Holmes
06) Lucinda C. Martinez
07) Denny Marie Post
08) Ronald L. Rickles
09) Michael H. Wargotz

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. A non-binding, advisory resolution to approve our executive compensation program.	☐	☐	☐
3. A proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V91753-P49922

TRAVEL + LEISURE CO.
Annual Meeting of Shareholders
May 20, 2026 12:30 PM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael D. Brown and James Savina, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Travel + Leisure Co. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Travel + Leisure Co. to be held May 20, 2026, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Voting Instructions for the Company's Employee Savings Plan:
When casting your vote, you are directing the trustees of the Company's Employee Savings Plan (the "Plan") to vote the Travel + Leisure Co. shares credited to the account under the Plan as of the Record Date of March 23, 2026, in accordance with your instructions and in accordance with the judgment of the trustees upon such other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustees will vote shares held in the Plan as of the Record Date of March 23, 2026 that have not been voted by other participants. The trustees will vote these shares in the same proportion as those shares for which timely voting instructions are received.

This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse side.

Continued and to be signed on reverse side